                                                                     EXHIBIT 2.9
================================================================================

                            STOCK PURCHASE AGREEMENT



                                      among



                              RENTERS CHOICE, INC.,


                                                  Buyer


                                       and



                             THORN INTERNATIONAL BV,


                                                  Seller


                                       and


                                    THORN plc



                           Dated as of: June 16, 1998

================================================================================

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
ARTICLE 1         TERMS OF THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1      Sale of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2      Repayment of Company Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3      Purchase Price and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4      Purchase Price Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 2         CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.1      Closing; Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE SELLER   . . . . . . . . . . . . . . . . . . . 9
         3.1      Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.2      Title to the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3      Authority to Execute and Perform Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE COMPANY  . . . . . . . . . . . . . . . . . .  13
         4.1      Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.3      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.4      Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.5      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.6      Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.7      Compliance with Laws.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.8      Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.9      Litigation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.10     Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.11     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.12     Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.13     Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.14     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.15     Title to Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.16     Employee Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.17     Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.18     Finders and Investment Bankers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.19     Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.20     Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.21     Usage of Thorn Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.22     Rental Purchase Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                                                                                     Page
                                                                                                                     ----
         4.23     Product Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.1      Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.2      Power and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.3      Investment Intent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.4      Pending Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.5      Finders and Investment Bankers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.6      Financial Capability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 6         COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.1      Conduct of Business of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.2      Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.3      Government Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.4      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.5      Indemnification of Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.6      Intercompany Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.7      Continuation of Employment Benefits and Credit For Past Service . . . . . . . . . . . . . . . . . .  44
         6.8      Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.9      New Zealand Asset Disposition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.10     Company Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.11     Indemnification of Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.12     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.13     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.14     Change of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         6.15     Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.16     Employee Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.17     Certain Existing Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         6.18     Confidentiality, Use of Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         6.19     Certain Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         6.20     Thorn Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         6.21     Replacement of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         6.22     Replacement of Guaranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         6.23     Replacement of Litigation Bonds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         6.24     Covenant Not to Compete   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         6.25     Exclusive Dealing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         6.26     Notification of Certain Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         6.27     Certain Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         6.28     Delivery of Marketing Materials to Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71





                                       ii

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
                                                                                                                     Page
                                                                                                                     ----
ARTICLE 7         SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         7.1      Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

ARTICLE 8         INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         8.1      Obligation of the Seller to Indemnify   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         8.2      Obligation of the Buyer to Indemnify  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         8.3      Indemnification Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         8.4      Limitations on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         8.5      Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         8.6      Escrow Fund   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         8.7      Characterization of Indemnification Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

ARTICLE 9         TERMINATION OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         9.1      Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         9.2      Procedure for and Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         9.3      Payments Required Upon Termination in Certain Circumstances   . . . . . . . . . . . . . . . . . . .  82

ARTICLE 10        CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE  . . . . . . . . . . . . . . . . . . . . .  83
         10.1     Accuracy of Representations and Warranties, Performance of Covenants  . . . . . . . . . . . . . . .  83
         10.2     No Material Judgment or Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         10.3     Delivery of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         10.4     HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         10.5     Director Resignations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         10.6     Cancellation of Debt and Affiliate Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         10.7     Deed of General Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         10.8     Company Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         10.9     Thorn Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         10.10    Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         10.11    Certified Resolutions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         10.12    Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         10.13    Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

ARTICLE 11        CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE . . . . . . . . . . . . . . . . . . . . .  87
         11.1     Accuracy of Representations and Warranties, Performance of Covenants  . . . . . . . . . . . . . . .  87
         11.2     No Material Judgment or Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         11.3     HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88





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
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
         11.4     Payment of Purchase Price and Debt Repayment Amount . . . . . . . . . . . . . . . . . . . . . . . .  88
         11.5     Thorn Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
         11.6     Termination of Letters of Credit and Guaranties   . . . . . . . . . . . . . . . . . . . . . . . . .  88
         11.7     Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
         11.8     Certified Resolutions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

ARTICLE 12        MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
         12.1     Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
         12.2     Consent to Jurisdiction and Service of Process  . . . . . . . . . . . . . . . . . . . . . . . . . .  99
         12.3     Waivers and Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
         12.4     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
         12.5     Binding Effect; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
         12.6     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
         12.7     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
         12.8     Headings; Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
         12.9     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
         12.10    Usage   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
         12.11    Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
         12.13    No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
         12.14    Withholding   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105


Schedules

1.4               -       Purchase Price Adjustment
3.3               -       Seller Consents
4.3               -       Subsidiaries
4.4               -       Noncontravention
4.5               -       Liabilities
4.6(a)            -       Owned Property
4.6(b)            -       Real Property Leases
4.6(d)            -       Eminent Domain Proceedings
4.6(e)            -       Maintenance of Property
4.7               -       Compliance with Laws
4.8               -       Permits
4.9               -       Litigation
4.10              -       Absence of Certain Changes or Events
4.11              -       Taxes
4.12              -       Environmental Matters
4.13              -       Contracts
4.13(b)           -       Franchise Agreements
4.14              -       Employee Benefit Plans
4.15              -       Title to Properties

4.16              -       Employee Relations
4.17(a)           -       Intellectual Property
4.17(b)           -       Intellectual Property
4.20              -       Insurance
4.22              -       Rental Purchase Agreements
4.23              -       Warranty
5.6               -       Commitment Letters
6.1               -       Conduct of Business of the Company
6.1(j)            -       Roll Out
6.7               -       Continuation of Employee Benefits
6.16              -       Employee Payments
6.17              -       Indemnified Litigations
6.19              -       Intellectual Property
12.1.1(e)         -       Certain Closing Date Employees
12.1.1(g)         -       Distribution Centers
12.1.1(q)         -       Knowledge
12.1.1(t)         -       Certain Claims

Exhibits

A        -        Form of Company and Subsidiary Release
B        -        Form of Officer, Director and Closing Date Employee Release
C        -        Form of Escrow Agreement

                            STOCK PURCHASE AGREEMENT

           STOCK PURCHASE AGREEMENT, dated as of June 16, 1998 (the "AGREEMENT") among Renters Choice, Inc., a Delaware corporation ("BUYER"), Thorn International BV, a Netherlands corporation ("SELLER"), and Thorn plc, a company incorporated under the laws of England and Wales ("THORN"), for the purchase and sale of all of the issued and outstanding shares of capital stock of Thorn Americas, Inc., a Delaware corporation (the "COMPANY").

           The Seller is the beneficial and record owner of all of the issued and outstanding shares of common stock, par value $1.00 per share (the "COMMON STOCK") of the Company (the "SHARES"). The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Shares upon the terms and subject to the conditions of this Agreement. Capitalized terms used herein without definition have the meanings ascribed to them in Section 12.1.

           Accordingly, in consideration of the foregoing and the respective representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                            TERMS OF THE TRANSACTION

           1.1 Sale of Shares. The Seller shall, on the Closing Date, sell, transfer and assign to the Buyer all of the right, title and interest to the Shares by delivering to the Buyer, against payment therefor as provided in
Section 1.3, certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all necessary stock transfer stamps paid and affixed by the Buyer.

           1.2 Repayment of Company Debt. The Buyer shall, on the Closing Date, repay on behalf of the Company, or cause the Company to repay, to Thorn Finance plc, a company incorporated under the laws of England and Wales ("THORN FINANCE"), as provided below, (i) all amounts outstanding on the Closing Date under the Promissory Note dated March 31, 1998 issued by the Company in favor of Thorn Finance in the principal amount of $710,817,697 (the "THORN NOTE"), including accrued and unpaid interest thereon up to and including the Closing Date and (ii) all amounts, if any, owed to Thorn Finance by the Company or any of its Subsidiaries set forth in the certificate referred to in Section 6.6 (the amounts referred to in clauses (i) and (ii) shall be collectively referred to herein as the "DEBT REPAYMENT AMOUNT"). The Debt Repayment Amount shall be paid by the Buyer on behalf of the Company, or by the Company, in cash at the Closing by wire transfer of immediately available funds to an account designated in writing by Thorn Finance.

           1.3 Purchase Price and Payment. The aggregate purchase price (the "PURCHASE PRICE") for the Shares shall be an amount equal to the sum of (x) $900,000,000 plus (y) the amount, if any, owed to the Company or any of its Subsidiaries by Thorn Finance set forth in the certificate referred to in
Section 6.6 minus (z) the sum of (i) the Debt Repayment Amount and (ii) the
Estimated Amount.   The Purchase Price shall be paid by the Buyer at the
Closing as follows:

                 (a) the Buyer shall deliver to an account designated by the Seller cash, by wire transfer of immediately available funds, in an aggregate amount equal to the Purchase Price less the Escrow Amount, if any; and

                 (b) in the event the Escrow Amount is greater than zero, the Buyer shall deliver to an escrow agent mutually satisfactory to the Buyer and the Seller (the "ESCROW AGENT") cash, by wire transfer of immediately available funds, in an aggregate amount equal to the Escrow Amount to be held in accordance with the terms of the Escrow Agreement. After the Closing, the Purchase Price shall be subject to adjustment in accordance with Section 1.4.

           1.4   PURCHASE PRICE ADJUSTMENT.

                 (a) Determination of Net Worth. As used herein, the "NET WORTH" of the Company and its Subsidiaries as of any particular date shall mean an amount equal to the total assets less the total liabilities of the Company and its Subsidiaries on a consolidated basis and shall be determined as set forth below.

                 (b) Preparation of Closing Adjusted Net Worth Schedule. As soon as practicable, but in any event within 30 days after the Closing Date, the Seller or its designee shall prepare (based on data and financial statements supplied by the Company) on a basis consistent with the preparation of the Balance Sheet and as contemplated by Schedule 1.4, and deliver to Ernst & Young LLP, a consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the day preceding the Closing Date (the "PRELIMINARY CLOSING BALANCE SHEET"). Within 30 days after receipt thereof, the Preliminary Closing Balance Sheet shall be audited by Ernst & Young LLP (the "AUDITED CLOSING BALANCE SHEET") and such firm shall deliver (i) an audit opinion stating that the Audited Closing Balance Sheet presents fairly, in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis at such date in accordance with GAAP consistently applied and (ii) a procedures opinion stating that the Closing Adjusted Net Worth Schedule has been derived from the Audited Closing Balance Sheet. The Audited Closing Balance Sheet shall include a schedule (the "CLOSING ADJUSTED NET WORTH SCHEDULE"), prepared by Ernst & Young LLP, calculating the Net Worth of the Company and its Subsidiaries as of the close of business on the day preceding the Closing Date (the "CALCULATION DATE"), as adjusted in accordance with the provisions of Schedule 1.4 (as so adjusted and as set forth on the Closing Adjusted Net Worth Schedule, the "CLOSING ADJUSTED NET WORTH"). The Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule shall be provided to the Buyer promptly upon the availability thereof. The Buyer will (and will cause the Company and its Subsidiaries to) provide the Seller or its designee (and their respective representatives, including employees, officers and directors) and Ernst & Young LLP full access to the books, ledgers, files, reports and operating records of the Company and its Subsidiaries and the then current employees of the Company and its Subsidiaries and will fully cooperate in preparing and reviewing the Preliminary Closing Balance Sheet, the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule.

                 (c) Buyer's Review. Upon receipt of the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule, the Buyer and its independent accountants shall have the right during the succeeding 30-day period to examine the Audited Closing Balance Sheet, the Closing Adjusted Net Worth Schedule and all books and records used to prepare the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule. The Seller shall use its commercially reasonable efforts to cause Ernst & Young LLP to provide access to the work papers used to prepare, audit and review the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule and supporting their opinion referred to above, and the Seller shall provide the Buyer with access to the books and records used in, and employees involved with, the preparation of the Audited Closing Balance Sheet and the Closing Adjusted Net Worth Schedule.

           If the Buyer does not agree that the Closing Adjusted Net Worth has been calculated on the basis set forth in Section 1.4(b), the Buyer shall so notify the Seller in writing (such notice, the "DISAGREEMENT NOTICE") on or before the last day of the 30-day period after delivery to the Buyer of the Audited Closing Balance Sheet and Closing Adjusted Net Worth Schedule, setting forth a specific description of the Buyer's objections and the amount of the adjustment which the Buyer believes should be made to each item of its objection. If the Buyer does not deliver a Disagreement Notice within such 30-day period, the Audited Closing Balance Sheet, the Closing Adjusted Net Worth Schedule and the Closing Adjusted Net Worth shall be deemed to have been accepted by Buyer.

                 (d) Dispute Resolution. In the event that the Buyer delivers a Disagreement Notice in accordance with Section 1.4(c), the Seller and the Buyer shall attempt to resolve the objections set forth therein within 30 days of the Seller's receipt of such Disagreement Notice. The objections set forth on the Disagreement Notice that are resolved by the Buyer and the Seller in accordance with this Section 1.4(d) shall collectively be referred to herein as the "RESOLVED OBJECTIONS."

                 (e) If the Seller and the Buyer are unable to resolve all the objections set forth on the Disagreement Notice within such 30-day period, they shall jointly appoint Price Waterhouse LLP (or any successor thereof) within five days of the end of such 30-day period (the "CPA FIRM"). The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth on the Disagreement Notice which have not been resolved prior to such date by the Buyer and the Seller (collectively, the "DIFFERENCES") and determine, based on the requirements set forth in Section 1.4(b) (including, without limitation, the provisions set forth in Schedule 1.4) and only with respect to Differences submitted to the CPA Firm, whether and to what extent the Closing Adjusted Net Worth Schedule requires adjustments; provided, however, that in no event shall any determination by the CPA Firm of any Difference result in an adjustment greater than the amount of the adjustment requested with respect to such Difference in the Disagreement Notice. The Buyer and Seller shall each pay 50% of the fees and disbursements of the CPA Firm. The Seller and the Buyer shall (and shall cause the Company and its Subsidiaries to) provide to the CPA Firm full cooperation. The CPA Firm's resolution of the Differences shall be conclusive and binding upon the parties. The Differences as resolved by the CPA Firm in accordance with this Section 1.4(d) shall collectively be referred to herein as the "CPA-DETERMINED DIFFERENCES."

                 (f) Adjustment. On the fifth Business Day following the earliest to occur of (such fifth Business Day, the "ADJUSTMENT PAYMENT DATE")
(x) the acceptance by the Buyer of the Audited Closing Balance Sheet, Closing Adjusted Net Worth and Closing Adjusted Net Worth Schedule, (y) the resolution by the Buyer and the Seller of all objections set forth on the Disagreement Notice, if any, and (z) the resolution by the CPA Firm of all Differences, as an adjustment to the Purchase Price either (i) the Buyer shall pay to the Seller an amount equal to the excess, if any, of the Closing Adjusted Net Worth (as increased or decreased, as the case may be, by the Resolved Objections and, subject to the proviso below, the CPA-Determined Differences) over $492.7 million or (ii) the Seller shall pay to the Buyer an amount equal to the excess, if any, of $492.7 million over the Closing Adjusted Net Worth (as increased or decreased, as the case may be, by the Resolved Objections and, subject to the proviso below, the CPA-Determined Differences); provided, however, that no adjustment to the Closing Adjusted Net Worth shall be made pursuant to this Section 1.4(e) for any CPA-Determined Differences unless the aggregate amount of such CPA-Determined Differences is greater than $3 million in which case the adjustment shall be made for the aggregate amount of such CPA-Determined Differences. In either case, such amount shall be payable on the Adjustment Payment Date, with interest, based upon a year of 360 days for the actual number of days elapsed, accrued from the Closing Date until, but not including, the Adjustment Payment Date at a rate equal to the rate publicly announced by The Chase Manhattan Bank N.A. as its prime rate on the Closing Date. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the Seller or the Buyer, as the case may be.


                                   ARTICLE 2

                                    CLOSING

           2.1 Closing; Closing Date. The closing of the transactions contemplated hereby (the "CLOSING") shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, 10:00 a.m., New York City time on the Designated Date; provided, that on the Designated Date all conditions to the Closing set forth in Articles 10 and 11 have been satisfied or waived by the party entitled to waive the same. If on the Designated Date all conditions to the Closing set forth in Articles 10 and 11 have not been satisfied or waived by the party entitled to waive the same, the Closing shall occur on the first Business Day following the satisfaction or waiver by the party entitled to waive the same of all such conditions. It being understood by the parties hereto that the date, time and place of the Closing may be at such other date, time and place as the parties may mutually agree in writing. The Designated Date or such other date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

           For purposes of this Agreement, "DESIGNATED DATE" shall mean the date (or if such date is not a Business Day, the next following Business Day) that is the later of (x) the date that is the 45th day following the date hereof and (y) the date that is the fifth day after the date upon which all of the conditions to the Closing set forth in Sections 10.4, 10.9, 11.3 and 11.5 are satisfied plus a number of days equal to the lesser of (i) the Closing Date Number and (ii) the number set forth in a written notice of the Buyer that is delivered to the Seller on the date upon which all of the conditions set forth in Sections 10.4, 10.9, 11.3 and 11.5 are satisfied (which shall not be less than zero). For purposes of this Agreement, "CLOSING DATE NUMBER" means an aggregate number (which shall not be less than zero) equal to the lesser of (A) 10 and (B) a number equal to (x) the number of days (including the first day but excluding the last day) in the period commencing on June 17, 1998 and ending on the date the circular referred to in Section 6.13(c) is mailed by or on behalf of Thorn to the shareholders of Thorn minus (y) five.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                          THE SELLER AS TO THE SELLER

           The Seller represents and warrants to the Buyer as follows:

           3.1 Corporate Organization. The Seller is a corporation duly organized and validly existing under the laws of the Netherlands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

           3.2 Title to the Shares. The Seller owns beneficially and of record, free and clear of any Lien, the Shares, and, upon delivery of and payment for the Shares at the Closing as herein provided, such Seller will convey such Shares to the Buyer pursuant to Article 1, free and clear of any Lien.

           3.3 Authority to Execute and Perform Agreement. The Seller has all requisite corporate power and authority required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which the Seller is or will be a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Seller and (assuming the due execution and delivery hereof by the other parties hereto) this Agreement constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. Except for filings and other applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the execution and delivery by the Seller of this Agreement, the consummation of the transactions contemplated hereby (the "CONTEMPLATED TRANSACTIONS") and the performance by the Seller of this Agreement in accordance with its terms and conditions (a) is duly authorized by the Board of Directors and, if applicable, the Board of Supervisory Directors, of the Seller and, except as set forth on
Schedule 3.3 (collectively, the "SELLER CONSENTS"), no other corporate action on the part of the Seller is required for the authorization, execution, delivery and performance by the Seller of this Agreement and the consummation of the Contemplated Transactions; and (b) will not (i) violate any provision of the Articles of Association or any other charter document or governing document of the Seller; (ii) require the Seller to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Entity or any other Person, except for the Seller Consents; (iii) if the Seller Consents are obtained, violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which the Seller is a party or by or to which the Seller or the Shares is or may be bound or subject;
(iv) if the Seller Consents are obtained, violate any Law or Order applicable to the Seller or to the Shares; or (v) result in the creation of any Lien on the Shares.

                                  ARTICLE 3.A

                    REPRESENTATIONS AND WARRANTIES OF THORN

           Thorn represents and warrants to the Buyer as follows:

           3.A.1       Corporate Organization.  Thorn is a company duly
organized and validly existing under the laws of England and Wales and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

           3.A.2. Authority to Execute and Perform Agreement. Thorn has all requisite corporate power and authority required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which Thorn is or will be a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Thorn and (assuming the due execution and delivery hereof by the other parties hereto) this Agreement constitutes a valid and binding obligation of Thorn enforceable against Thorn in accordance with its terms. Except for filings and other applicable requirements under the HSR Act, the execution and delivery by Thorn of this Agreement, the consummation of the Contemplated Transactions and the performance by Thorn of this Agreement in accordance with its terms and conditions (a) is duly authorized by the directors of Thorn and, except for the Seller Consents, no other corporate action on the part of Thorn is required for the authorization, execution, delivery and performance by Thorn of this Agreement and the consummation of the Contemplated Transactions; and
(b) will not (i) violate any provision of any charter documents or other governing documents of Thorn; (ii) require Thorn to obtain any material consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Entity or any other Person, except for the Seller Consents; (iii) if the Seller Consents are obtained, violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any rights of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contracts and Other Agreements to which Thorn is a party or by or to which Thorn is or may be bound or subject; or (iv) if the Seller Consents are obtained, violate any Law or Order applicable to Thorn.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                               AS TO THE COMPANY

           The Seller represents and warrants to the Buyer as follows:

           4.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Seller has previously delivered or made available to the Buyer correct and complete copies of the certificate of incorporation and by-laws, each as currently in effect, of the Company.

           4.2 Capitalization. The authorized Capital Stock of the Company consists of 1,000 shares of Common Stock, all of which shares are owned of record by the Seller. 1,000 shares of Common Stock are issued and outstanding. All issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No other class of Capital Stock or other ownership interests of the Company is authorized or outstanding. There is no outstanding right, subscription, warrant, call, option or other agreement of any kind to purchase or otherwise to receive from the Company, any of its Subsidiaries or the Seller any shares of Capital Stock of the Company or any of its Subsidiaries, and there is no outstanding security of any kind of the Company or any of its Subsidiaries convertible into any such Capital Stock.

           4.3 Subsidiaries. Except as described on Schedule 4.3, the Company has no direct or indirect equity interest in any other Person. Set forth on Schedule 4.3 is a list of all Subsidiaries of the Company, setting forth as to each such Subsidiary its jurisdiction of incorporation or formation and the percentage of each class of Capital Stock of such Subsidiary owned by the Company or a Subsidiary of the Company. All of the outstanding Capital Stock of each such Subsidiary that is a corporation has been duly authorized and is validly issued, fully paid and non-assessable and is owned, by the Company or one or more of its Subsidiaries, free and clear of all Liens. The Company or a Subsidiary of the Company owns the percentage of Capital Stock listed on Schedule 4.3 of each Subsidiary that is not a corporation free and clear of all Liens and such percentage interest has been validly issued in accordance with such Subsidiary's operating agreement. Each such Subsidiary
(a) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect on the Company; and
(c) has all requisite corporate power and authority, or power under its enabling statute and operating agreement, as the case may be, to own, lease and operate its properties and to carry on its business as now being conducted.
The Seller has previously made available to the Buyer, correct and complete copies of the certificate or articles of incorporation, bylaws, articles of organization, operating agreements and organizational documents, each as in effect as of the date hereof, of each Subsidiary of the Company.

           4.4 Noncontravention. Except for filings and other applicable requirements under the HSR Act, the execution, delivery and performance by the Seller of this Agreement and the consummation of the Contemplated Transactions will not (a) violate any provision of the certificate of incorporation or by-laws (or other comparable organizational documents) of the Company or any of its Subsidiaries;

(b) except as set forth on Schedule 4.4 (the "COMPANY CONSENTS"), require the Company or any of its Subsidiaries to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to any Governmental Entity or any other Person, other than pursuant to any Real Property Lease relating to a Store or any Franchise Agreement or Development Agreement; (c) if the Company Consents are obtained, require any consent, approval or notice under or violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of or otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which the Company or any of its Subsidiaries is a party or by or to which the Company, any of its Subsidiaries or any of their respective assets or properties is bound or subject, other than pursuant to any Real Property Lease relating to a Store or any Franchise and Development Agreement; (d) if the Company Consents are obtained, violate any Law or Order applicable to the Company or any of its Subsidiaries or their respective assets or properties; or (e) result in the creation of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries, other than (A) in the case of clause (b) above, any consent, approval, authorization, action, filing or notice the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (B) in the case of clauses (c) and (d) above, any violation, conflict, breach, modification, termination, default, cancellation or acceleration which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and (C) in the case of clause
(e), any Lien which, individually or in the aggregate, would not have a Material Adverse Effect, on the Company.

           4.5 Financial Statements. The Seller has furnished Buyer with a complete and accurate copy of the audited consolidated balance sheets of the Company as of March 31, 1998, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the years then ended (including the notes thereto), accompanied by the reports thereon of Ernst & Young LLP (all such financial statements, including the notes thereto, are hereinafter referred to as the "AUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements have been prepared in accordance with GAAP consistently applied for the periods covered thereby and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at March 31, 1998, March 31, 1997 and March 31, 1996 and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the years then ended. The consolidated balance sheet of the Company as of March 31, 1998 is hereinafter referred to as the "BALANCE SHEET" and March 31, 1998 is hereinafter referred to as the "BALANCE SHEET DATE"). Except as set forth on Schedule 4.5, as of the date hereof, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company and its Subsidiaries considered as a whole and that are required to be disclosed in an audited balance sheet (or in the notes thereto) prepared in accordance with GAAP, other than (i) liabilities reflected on the Audited Financial Statements (together with the related notes thereto) and (ii) any liabilities that have occurred in the ordinary course of business since the Balance Sheet Date.

           4.6   Real Property.

                 (a) Schedule 4.6(a) hereto sets forth a complete list of all real property owned by the Company and its Subsidiaries (each an "OWNED REAL PROPERTY"). The Company and its Subsidiaries have good and marketable fee title to the Owned Properties, free and clear of all mortgages, Liens, easements, restrictive covenants, rights-of-way and other encumbrances ("ENCUMBRANCES") other than (i) Encumbrances that are disclosed on the title insurance policies referred to in Schedule 4.6(a), copies of which have been provided to Buyer; (ii) Liens for taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof; (iii) Liens for mechanics, material, laborers, employees, suppliers or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment and/or release have been made; (iv) platting, subdivision, zoning, building and other similar legal requirements which do not materially detract from the value of the real property subject thereto or impair in any material respect the operation of the businesses of the Company or any of its Subsidiaries; and (v) easements, restrictive covenants, rights-of-way, reservations of mineral or oil and gas interests, encroachments and other similar encumbrances, whether or not of record, which do not materially detract from the value of the real property subject thereto or impair in any material respect the operation of the businesses of the Company or any of its Subsidiaries (the Encumbrances described in clauses (i) through (v) above are hereinafter referred to collectively as "PERMITTED ENCUMBRANCES").

                 (b) Leased Properties. Schedule 4.6(b) is a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "REAL PROPERTY LEASES") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is not Owned Real Property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "LEASED REAL PROPERTY"). Except as set forth in Schedule 4.6(b), each Real Property Lease is valid, binding and in full force and effect, no notice of default or termination under any Real Property Lease is outstanding, and no termination event or condition or uncured default on the part of the Company, any of its Subsidiaries or, to the Knowledge of the Seller, the landlord, exists under any Real Property Lease, except, in each case, as would not have a Material Adverse Effect on the Company. The Company or any of its Subsidiaries, whichever is applicable, holds the leasehold estate and interest in each Real Property Lease free and clear of all Encumbrances other than Permitted Encumbrances. The Seller, the Company and the Company's Subsidiaries have no ownership, financial or other interest in the landlord under any Real Property Lease.

                 (c) Entire Premises. All of the land, buildings, structures and other improvements used by the Company or any of its Subsidiaries in the conduct of their businesses are included in the Owned Real Property and the Leased Real Property. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the "REAL PROPERTY."

                 (d) Except as set forth on Schedule 4.6(d), to the Knowledge of the Seller, there are no eminent domain proceedings pending or threatened against any Real Property.

                 (e)   (i)   All the Real Property, taken as a whole, has been
reasonably maintained and (ii) with respect to the Wichita Headquarters and the Distribution Centers only (and not the Stores), except as set forth on Schedule 4.6(e), there are no material structural defects relating to the Real Property.

           4.7 Compliance with Laws. Other than with respect to Environmental Laws, which are dealt with exclusively in Section 4.12, employee benefit and ERISA matters, which are dealt with exclusively in Section 4.14, Real Property matters, which are dealt with exclusively in Section 4.6, and Taxes, which are dealt with exclusively in Section 4.11, except as set forth on
Schedule 4.7, neither the Company nor any of its Subsidiaries is in violation of any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

           4.8 Permits. Except as set forth on Schedule 4.8, the Company and its Subsidiaries have such licenses, permits, exemptions, consents, waivers, authorizations, orders and approvals from appropriate Governmental Entities ("PERMITS") as are necessary to own, lease or operate their properties and to conduct their businesses as currently owned and conducted and all such Permits are valid and in full force and effect, except such Permits that the failure to have or to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No action by the Company or any of its Subsidiaries outside the normal course of business is required in order that all material Permits will remain in full force and effect following the consummation of the Contemplated Transactions.

           4.9 Litigation. Except as set forth on Schedule 4.9, as of the date hereof, no claim, action, litigation, or legal, administrative or arbitral proceeding or investigation ("CLAIM") is pending or, to the Knowledge of the Seller, threatened by or before any Governmental Entity against or involving the Company, any of its Subsidiaries or any of their respective assets or properties other than Claims that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.9, as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order other than those that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. There is no pending, or to the Knowledge of the Seller, threatened Claim by or before any Governmental Entity to restrain or prevent the consummation of the Contemplated Transactions. Except as set forth on Schedule 4.9, to the Knowledge of the Seller, without inquiry or investigation, as of the date hereof, there is no written Claim pending or threatened by any employee of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries other than Claims that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

           4.10 Absence of Certain Changes or Events. Except (x) as set forth in Schedule 4.10 or (y) to the extent arising out of or relating to the Contemplated Transactions, since the Balance Sheet Date, (a) the Company and its Subsidiaries have operated their respective businesses in the ordinary course consistent with past practice; (b) there has not been any condition, event or occurrence that, individually or in the aggregate, would have a Material Adverse Effect on the Company; (c) there has not been any damage to, or destruction or loss of, any tangible property of the Company or any of its Subsidiaries, taking into account any insurance coverage and proceeds therefrom, that would have a Material Adverse Effect on the Company; and (d) the Company has not made any material change in accounting methods, principles or practices, except as required by a change in Law or in GAAP.

           4.11 Taxes. Except as set forth on Schedule 4.11: (a) all United States federal income Tax Returns required by law to be filed by the Company and its Subsidiaries have been timely filed, and all such Tax Returns are true and complete in all material respects, and all Taxes shown on such returns have been timely paid; and (b) all other Tax Returns required to be filed by the Company and its Subsidiaries pursuant to applicable federal, foreign, state, local or other law have been filed, except insofar as the failure to file such Tax Returns would not have a Material Adverse Effect on the Company and all such Tax Returns are true and complete in all material respects, and all Taxes shown on such Tax Returns and all other Taxes due or claimed to be due, whether by proposed assessment or otherwise, by any taxing authority have been timely paid, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP. The Company has not been notified of a claim by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is required to file Tax Returns in such jurisdiction. Each of the Company and its Subsidiaries has made all required estimated Tax payments sufficient to avoid any underpayment penalties. Except as set forth on Schedule 4.11, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or
any of its Subsidiaries for any taxable period.   Except as set forth on
Schedule 4.11, no audit or other proceeding by any Governmental Entity is pending, and neither the Company nor any of its Subsidiaries have received any notification that such an audit or proceeding may be commenced, with respect to any Taxes due from the Company or any of its Subsidiaries. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or its Subsidiaries or any of their respective properties or assets. None of the assets of the Company or its Subsidiaries is an asset or property that is or will be required to be treated as being owned by any person (other than the Company or its

Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986. Except as set forth on Schedule 4.11, neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment with respect to taxable periods ending after the Closing Date pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of such corporation or any closing agreement as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax laws), there is no application pending with any taxing authority requesting permission for any such change in any accounting method and the IRS has not proposed any such adjustment or change in accounting method. The Company and each of its Subsidiaries has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws. Except for the TENA-Remco Agreement and the TEMINAH-Thorn Americas Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement with any other Person that would be reasonably likely to result in liabilities to the Company or any of its Subsidiaries in excess of $20,000 in the aggregate.

           4.12  Environmental Matters.  Except as set forth on Schedule 4.12,
(a) the Company and its Subsidiaries are and have been in compliance with all applicable Laws and Orders relating to pollution or protection of the environment

(collectively, "ENVIRONMENTAL LAWS"); (b) there is no civil, criminal or administrative Order, demand, Claim, hearing, notice of violation, notice or demand letter pending or, to the Knowledge of the Seller, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws; and (c) neither the Company nor any of its Subsidiaries has any liabilities (known or unknown) for any remediation or clean-up under any Environmental Laws; provided that no representation or warranty is made in the foregoing clauses (a), (b) and (c) with respect to matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

           4.13  Contracts.

                 (a) Schedule 4.13 sets forth, as of the date hereof, a list of all of the following Contracts and Other Agreements to which the Company or any of its Subsidiaries is a party or by which any of them or any material portion of the properties or assets of the Company and its Subsidiaries taken as a whole are bound or subject (other than those set forth on any other Schedule): (i) Contracts and Other Agreements with any current officer, director, consultant, agent or other representative or any person who was an officer of the Company or any of its Subsidiaries within the two years preceding the date hereof; (ii) partnership or joint venture agreements; (iii) Contracts and Other Agreements relating to the borrowing of money in excess of $1 million; (iv) Contracts and Other Agreements for the purchase of inventory, supplies, merchandise or other property requiring aggregate annual payments by the Company or any of its Subsidiaries in excess of $1 million; (v) Contracts and Other Agreements containing covenants of the Company or any of its Subsidiaries not to compete with any Person in any line of business or in any geographical area or covenants of any other Person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area; (vi) Contracts and Other Agreements relating to the acquisition or disposition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person, which acquisition or disposition was consummated at any time within the two years preceding the date hereof and pursuant to which the purchase price was in excess of $1 million; and (vii) any other Contracts and Other Agreements pursuant to the terms of which there is a current obligation or right of the Company or any of its Subsidiaries to make annual payments in excess of $1 million or to receive annual payments in excess of $1 million.

                 (b) There have been delivered or made available to the Buyer true and complete copies of all Contracts and Other Agreements set forth on
Schedule 4.13. All of such Contracts and Other Agreements are as of the date hereof in full force and effect and, to the Knowledge of the Seller, are valid and binding upon the Company or its Subsidiaries, as the case may be, in accordance with their terms. Except as set forth on Schedule 4.13, as of the date hereof, neither the Company nor any of its Subsidiaries is, and, to the Knowledge of the Seller, no other Person is, in default under any Contracts or Other Agreements listed on Schedule 4.13 which default has not been cured or waived, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has waived any rights under any

Contract or Other Agreement set forth in Schedule 4.13 that would have a Material Adverse Effect on the Company. Except as listed on Schedule 4.13(b), the Designated Terms of the Franchise Agreements materially conform to the Designated Terms of either the form of franchise agreement attached to the Company's UFOC, dated September 6, 1996 or the form of franchise agreement attached to the Company's UFOC dated July 15, 1994. Set forth on Schedule 4.13(b) is a true and complete list in all material respects, as of the date hereof, (i) with respect to each Franchise Agreement, the Approved Location (as defined in each Franchise Agreement) and (ii) with respect to each Development Agreement, the Assigned Area (as defined in each Development Agreement).

           4.14  Employee Benefit Plans.

                 (a)   For purposes of this Agreement:

                       (i) "BENEFIT PLAN" means any employee benefit plan, arrangement, policy or commitment, including, without limitation, any employment, consulting, severance or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accidental death and dismemberment insurance plan, any holiday and vacation practice or any other employee benefit plan within the meaning of section 3(3) of ERISA, that is maintained, administered or contributed to by the Company or any of its ERISA Affiliates.

                       (ii) "CODE" means the Internal Revenue Code of 1986, as amended;

                       (iii) "EMPLOYEE" means any individual employed by the Company or any of its ERISA Affiliates;

                       (iv) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

                       (v) "ERISA AFFILIATE" means any Person with which the Company or any of its Subsidiaries is required to be aggregated pursuant to Code Section 414(b), (c), (m) or (o);

                       (vi) "IRS" means the United States Internal Revenue Service; and

                       (vii) "PBGC" means the Pension Benefit Guaranty Corporation.

                 (b) Schedule 4.14 lists all Benefit Plans. With respect to each such plan, the Company has delivered or made available to the Buyer correct and complete copies of (i) all plan texts and agreements and related trust agreements; (ii) all summary plan descriptions and material Employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement; (v) if the plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination letter, if any, received from the IRS; and (vi) all material communications with any Governmental Entity (including, without limitation, the PBGC and the IRS).

                 (c) Except as set forth on Schedule 4.14, and as specifically indicated with respect to each of the following, there are no Benefit Plans that (i) are subject to any of Code section 412, ERISA section 302 or Title IV of ERISA;
(ii) are intended to qualify under Code Section 401(a) or 403(a); or (iii) are welfare plans within the meaning of and subject to ERISA section 3(1) that provide benefits to current or former Employees beyond their retirement or other termination of service (other than coverage mandated by Code Section 4980B and Part 6 of Title I of ERISA), or are self-insured "multiple employer welfare arrangements," as such term is defined in Section 3(40) of ERISA.

                 (d) Each Benefit Plan conforms in all material respects to, and its administration is in all material respects in compliance with, all applicable Laws, except for such failures to conform or comply that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

                 (e) Except as set forth on Schedule 4.14, the consummation of the Contemplated Transactions will not (i) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment; or
(ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former Employee.

                 (f) Except as set forth on Schedule 4.14, no Benefit Plan is a "MULTIPLE EMPLOYER PLAN" or a "MULTIEMPLOYER PLAN" within the meaning of the Code or ERISA.

                 (g) In the six years preceding the date hereof, (i) no Benefit Plan that is or was subject to Title IV of ERISA has been terminated;
(ii) no reportable event within the meaning of Section 4043 of ERISA has occurred; (iii) no filing of a notice of intent to terminate such a Benefit Plan has been made; and (iv) the PBGC has not initiated any proceeding to terminate any such Benefit Plan.

                 (h) Except as set forth on Schedule 4.14(h), neither the Company nor any of its Subsidiaries is a party to any agreement that has resulted, or would result, in the payment of any compensation to any employee which would constitute a "parachute payment" as defined in Section 280G of the Code.

                 (i) The Company has no existing arrangements with any of its employees providing for an excise tax gross up in respect of any excise taxes imposed by Section 4999 of the Code.

                 (j) No employee of the Company or any of its Subsidiaries is a "covered employee" within the meaning of Section 162(m) of the Code.

           4.15 Title to Properties. Except as set forth on Schedule 4.15, the Company or the Subsidiaries, as applicable, own and have good and valid title to all of their properties, including all of the assets reflected on the Balance Sheet (but not including, however, the Owned Real Property, which is addressed in Section 4.6), in each case free and clear of any Lien, except for
(a) Liens specifically described in the notes to the Audited Financial Statements; (b) properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (c) Liens securing current Taxes, which are not yet due and payable or Taxes the validity of which are being contested in good faith; and (d) assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons which have arisen in the ordinary course of business and which do not involve any substantial danger of the sale, forfeiture or loss of any assets.

           4.16 Employee Relations. Except as set forth on Schedule 4.16, (a) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or any Contract or Other Agreement with a labor union or labor organization; and (b) neither the Company nor any of its Subsidiaries has at any time during the last two years had, nor to the Knowledge of the Seller, is there now threatened any strike, picket, boycott, work stoppage or slowdown or other labor dispute. To the Knowledge of the Seller (without investigation or inquiry), there exists no fact or circumstance that could reasonably be likely to give rise to any Claim by Thorn or the Seller for willful misconduct or fraud against any officer or director or former officer or director (in their capacity as such) of the Company or any of its Subsidiaries, or any Person employed by the Company or any of its Subsidiaries on the date hereof.

           4.17 Intellectual Property. Schedule 4.17(a) hereto sets forth the true and correct list of all registered patents, trademarks and copyrights (or applications therefor) held by the Company or any of its Subsidiaries other than the name "Thorn" or any combination of words included in the name "Thorn." Except as set forth on Schedule 4.17(b), the Company or its Subsidiaries possess ownership or have the right to use all patents, copyrights, trademarks, service marks, trade secrets and other proprietary intellectual property rights other than the name "Thorn" or any combination of words included in the name "Thorn" (the "INTELLECTUAL PROPERTY") necessary for the operation of its business, except where the failure of the Company or its Subsidiaries to own or have such right to use any Intellectual Property would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is (a) to the Knowledge of the Seller, infringing upon the intellectual property rights of others in connection with its business; or (b) has received any notice of conflict with respect to the intellectual property rights of any other Person, except, in each case, as would not have a Material Adverse Effect on the Company.

           4.18 Finders and Investment Bankers. Except for Credit Suisse First Boston ("CSFB"), no broker, finder, agent or similar intermediary (a "BROKER") has acted on behalf of the Company or any of the Subsidiaries in connection with this Agreement or the Contemplated Transactions, and that, except for the fees and expenses of CSFB, all of which shall be borne by the Seller, there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by the Company or any of its Subsidiaries.

           4.19 Inventory. All inventory of the Company and its Subsidiaries was purchased, acquired or ordered in the ordinary course of business and consistent with past practice. The Company's rental merchandise in the aggregate is of a quality useable and merchantable, except for items of obsolete merchandise or merchandise below standard quality, which have been in the aggregate written down to the lower of cost or realizable market value, or for which adequate reserves have been provided.

           4.20 Insurance. The Company maintains fire and casualty and general liability, business interruption, product liability, workers compensation and automobile policies with insurance carriers. A complete list of such policies in effect on the date hereof is set forth on Schedule 4.20. Neither the Company nor any of its Subsidiaries has received any notice of any material premium increase or cancellation with respect to any such insurance policy. During the last two years, neither the Company nor any of its Subsidiaries has been refused any basic insurance coverage sought or applied for.

           4.21 Usage of Thorn Name. Neither the Company nor any of its Subsidiaries use the name "Thorn" or any variant thereof or the "Thorn" logo in the Stores, other than with respect to the operations of Thorn Leasing Concepts.

           4.22 Rental Purchase Agreements. Except as set forth on Schedule 4.22, to the Knowledge of the Seller, (i) all Rental Purchase Agreements, taken as a whole, were entered into by the Company in the ordinary course of business in a manner consistent with the Company's business practices and (ii) the Rental Purchase Agreements, taken as a whole, which by their terms have not terminated, expired or otherwise lapsed prior to the date hereof are valid and binding upon the Company in accordance with their terms.

           4.23 Product Liability. Schedule 4.23 sets forth the Company's general warranty policy with respect to products rented or sold by the Company or its Subsidiaries at any Store. Other than as described on Schedule 4.23, the Company has not provided any written or, to the Knowledge of Seller, without inquiry and investigation, oral express warranties with respect to products rented or sold by the Company or its Subsidiaries at any Store.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to the Seller as follows:

           5.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
The Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer. The Buyer has previously delivered or made available to the Seller correct and complete copies of the certificate of incorporation and by-laws, each as currently in effect, of the Buyer.

           5.2 Power and Authority. This Agreement has been duly authorized, executed and delivered by the Buyer and (assuming due execution and delivery hereof by the other parties hereto) this Agreement constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. Except for filings and other applicable requirements under the HSR Act, the execution and delivery by the Buyer of this Agreement, the consummation of the Contemplated Transactions and the performance by the Buyer of this Agreement in accordance with its terms and conditions (a) is duly authorized by the Board of Directors of the Buyer and no other corporate action on the part of the Buyer is required for the authorization, execution, delivery and performance by the Buyer of this Agreement and the consummation of the Contemplated Transactions; and (b) will not (i) violate any provision of the certificate of incorporation of the Buyer;
(ii) require the Buyer to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Entity or any other Person; (iii) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contracts and Other Agreements to which the Buyer is a party or by or to which the Buyer may be bound or subject; or (iv) violate any Law or Order of any Governmental Entity applicable to the Buyer.

           5.3 Investment Intent. The Buyer is purchasing the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution of any of the Shares. The Buyer acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and that the Shares may only be sold, transferred, offered for sale or otherwise disposed of under an effective registration statement under the Securities Act of 1933, as amended, or under an exemption therefrom and pursuant to state securities laws and regulations as applicable. The Buyer has no contract, undertaking, agreement or arrangement with any Person to sell, hypothecate, pledge, donate, or otherwise transfer (with or without consideration) to any such Person any of the Shares, and the Buyer has no present plans or intention to enter into any such contract, undertaking, agreement, or arrangement.

           5.4 Pending Actions. There is no pending or, to the knowledge of the Buyer, threatened Claim before any Governmental Entity to restrain or prevent the consummation of the Contemplated Transactions or which would reasonably be expected to materially impair or delay the ability of the Buyer to consummate the Contemplated Transactions.

           5.5 Finders and Investment Bankers. Except for Bear, Stearns & Co. Inc., no Broker has acted on behalf of the Buyer in connection with this Agreement or the Contemplated Transactions, and, except for the fees and expenses of Bear, Stearns & Co. Inc., all of which shall be borne by the Buyer, there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer, or any action taken by the Buyer.

           5.6 Financial Capability. The Buyer has received commitment letters (the "COMMITMENT LETTERS") from financing sources enabling the Buyer to obtain financing for the Contemplated Transactions which, in accordance with the terms thereof, are in an amount necessary to fund the Purchase Price and all fees and expenses of the Buyer in connection with the Contemplated Transactions. True and correct copies of the Commitment Letters have been provided to the Seller and are set forth on Schedule 5.6. As of the date hereof, the Buyer is not aware of any facts or circumstances with respect to the Buyer or the lenders under the Commitment Letters that create a reasonable basis for the Buyer to believe that the Buyer will not be able to obtain financing in accordance with the terms of the Commitment Letters. The Buyer agrees to promptly notify the Seller if the statements in the immediately proceeding sentence are no longer true and correct.

                                   ARTICLE 6

                                   COVENANTS

           6.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as set forth on Schedule 6.1, during the period from the date hereof to the Closing Date, the Seller shall cause the Company and its Subsidiaries to conduct their respective businesses in the ordinary course of business consistent with past practice. Except as otherwise contemplated by this Agreement or as set forth on Schedule 6.1, during the period from the date hereof to the Closing Date the Seller shall cause the Company and its Subsidiaries not to, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed):

                 (a) amend or propose to amend its certificate of incorporation or by-laws (or comparable organizational documents) other than to change the name of any of its Subsidiaries;

                 (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any Capital Stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for Capital Stock of the Company or any of its Subsidiaries;

                 (c) split, combine, redeem or reclassify any class of Capital Stock of the Company or any of its Subsidiaries;

                 (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

                 (e) increase in any manner the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors, officers or employees, other than in the ordinary course of business consistent with past practice or as required under any Contract and Other Agreement in existence on the date hereof, or grant any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, other than in accordance with existing policies or as required under any Contract and Other Agreement in existence on the date hereof;

                 (f) enter into any Contracts and Other Agreements or oral contracts and other agreements (other than Contracts and Other Agreements of the types permitted under clauses (h) and (m) below) that are material to the Company and its Subsidiaries taken as a whole, other than (x) in connection with any Indemnified Litigation (provided, that (i) such Contract and Other Agreement does not contain an admission of liability on the part of the Company or its Subsidiaries or any restrictions on the future operations of the Buyer or the Company or its Subsidiaries and (ii) the Buyer shall have consented thereto, which consent shall not be unreasonably withheld or delayed) or (y) in the ordinary course of business consistent with past practice, or otherwise make any material change in any Contract and Other Agreement in existence on the date hereof that is material to the Company and its Subsidiaries taken as a whole, other than in connection with any Indemnified Litigation (provided, that (i) such material change does not include an admission of liability on the part of the Company or its Subsidiaries or any restrictions on the future operations of the Buyer or the Company or its Subsidiaries and (ii) the Buyer shall have consented thereto, which consent shall not be unreasonably withheld or delayed);

                 (g) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by the Company and its Subsidiaries from those set forth in the Audited Financial Statements;

                 (h) except for inventory in the ordinary course of business, sell abandon or make any other disposition of any asset that is material to the Company and its Subsidiaries taken as a whole or purchase or otherwise acquire any asset which would be material to the Company and its Subsidiaries taken as a whole;

                 (i) enter into or amend any Contract or Other Agreement with any Affiliate of the Company, other than any such Contract or Other Agreement that may be terminated, without penalty or any further obligation on the part of any party, upon no more than 10 days notice or on the Closing Date;

                 (j) except with respect to the scheduled roll out of computer hardware associated with the Store point-of-sale-system (IRIS System) consistent with Schedule 6.1(j), the Company will not make or commit to make
(i) capital expenditures for fixed assets or real property with respect to the Company's automotive business in an aggregate amount in excess of $10,000, (ii) other capital expenditures in aggregate amount of the product of (x) the number of complete months since the date of this Agreement to the Closing Date and (y) $4 million or (iii) any capital expenditures outside the ordinary course of business;

                 (k) enter into any industry which the Company or any of its Subsidiaries is not engaged in as of the date hereof or which is not reasonably incidental to any business the Company or any of its Subsidiaries is engaged in as of the date hereof;

                 (l) sell, abandon, transfer or make any other disposition of any Store, other than any sales, transfers or other dispositions to the Company or to any Subsidiary of the Company;

                 (m) enter into any Contract and Other Agreement with any Person pursuant to which such Person agrees to be employed by the Company or any of its Subsidiaries, other than pursuant to which the Person is employed by the Company or its Subsidiaries on "at will" basis and such Person's entitlement, if any, to severance benefits is not greater than the severance benefits provided under the severance policies of the Company and its Subsidiaries in effect as of the date hereof, or amend in any material respect any employment agreement in existence on the date hereof, with any officer, director or employee of the Company or its Subsidiaries; or

                 (n)   agree, commit or arrange to do any of the foregoing.

           6.2 Access and Information. Between the date of this Agreement and the Closing, the Seller shall afford the Buyer and its authorized representatives (including its employees, officers, directors, Affiliates, accountants, financial advisors, legal counsel and potential financing sources) (collectively, the "BUYER REPRESENTATIVES") reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, Contracts and Other Agreements, books and records of the Company and its Subsidiaries and shall promptly deliver or make available to the Buyer information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as the Buyer may from time to time reasonably request; provided, however, that nothing herein shall require the Seller, the Company or any of its Subsidiaries to disclose any information to the Buyer or any Buyer Representative if such disclosure would be in violation of applicable Law or the provisions of any confidentiality agreement to which the Company or any of its

Subsidiaries is a party or otherwise bound. The Seller shall, and shall cause the Company and each of its Subsidiaries to, use all commercially reasonable efforts to obtain any and all necessary consents so that it may disclose any such information without violating any applicable Law or the provisions of any such confidentiality agreement. The Buyer shall hold, and shall cause each Buyer Representative to hold, all Evaluation Material (as defined in the Confidentiality Agreement dated March 10, 1998, between the Seller, Thorn and the Buyer (the "CONFIDENTIALITY AGREEMENT") in confidence in accordance with the terms of the Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Buyer promptly shall return or destroy all Evaluation Material in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing sentence, in connection with the financings contemplated by the Commitment Letters, the Buyer may include such information regarding the Company and its Subsidiaries in any prospectus, offering memoranda or other documentation to the extent that the inclusion therein is customary with financings of the type contemplated thereby; provided, that the Seller shall consent to the inclusion of such Evaluation Material, which consent shall not be unreasonably withheld or delayed. The Seller shall cause the Company to deliver to the Buyer, as promptly as practicable following the receipt thereof by Thorn, the monthly financial reports known as the "M Reports" which the Company provides as of the date hereof to Thorn; provided, however, that in no event shall the Company be required to create or furnish any new report or data that the Company does not as of the date hereof create or furnish to Thorn.

           6.3 Government Filings. As soon as practicable, but in any event within seven Business Days after the date hereof, the parties shall, and shall cause their Affiliates to, make any and all filings and submissions to any Governmental Entity which are required to be made in connection with the Contemplated Transactions, including all notification and report forms required for compliance with the HSR Act.

           6.4 Public Announcements. No party hereto will issue or cause the publication of any press release or similar public announcement or communication concerning the execution or performance of this Agreement without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or similar public announcement or communication to the extent that such action is required by Law, or the rules and regulations of each stock exchange upon which the securities of one of the parties (or any Affiliate thereof) is listed, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

           6.5 Indemnification of Brokerage. The Buyer agrees to pay the fees and expenses of Bear, Stearns & Co. Inc. and indemnify and hold harmless the Seller from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Buyer, and to bear the cost of legal expenses incurred in defending against any such Claim. The Seller agrees to pay the fees and expenses of CSFB and indemnify and hold harmless the Buyer and the

Company from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Seller, the Company or any Subsidiary thereof, and to bear the cost of legal expenses incurred in defending against any such Claim.

           6.6 Intercompany Accounts. At the Closing, Thorn shall cause Thorn Finance to repay to the Company and its Subsidiaries all amounts, if any, owed to the Company and its Subsidiaries by Thorn Finance, calculated as of the Closing Date (immediately prior to consummation of the Contemplated Transactions). Two Business Days prior to the Closing, the Seller shall cause the Company to deliver to the Buyer a certificate signed by an officer of the Company indicating the amount calculated as of the Closing Date (immediately prior to consummation of the Contemplated Transactions) owed by the Company or any of its Subsidiaries to Thorn Finance or owed by Thorn Finance to the Company or any of its Subsidiaries, as the case may be.

           6.7   Continuation of Employment Benefits and Credit For Past
Service.

                 (a)   After the Closing, except the employees listed on the
Schedule 6.7, the Buyer shall cause the Company and its Subsidiaries to employ the Closing Date Employees on terms consistent with Buyer's current employment practices. Notwithstanding the foregoing, such employment shall be at will and neither the Buyer, the Company nor its Subsidiaries shall be under any obligation to employ any individual and nothing herein shall require the Company or any Subsidiary to provide and maintain any particular benefit arrangement.

                 (b) The Buyer agrees that the Closing Date Employees shall be given credit for all service with the Company or any of its Subsidiaries to the extent credited under the Company benefit plans for purposes of eligibility, vesting and benefit accrual under any employee benefit plans of the Buyer or new employee benefit plans of the Company and its Subsidiaries in which the Closing Date Employees become participants following the Closing Date.

           6.8 Transfer Taxes. The Buyer agrees to pay all sales, transfer, recording, deed, documentary, stamp and other similar taxes due to any federal, state or local United States jurisdiction arising from the sale of the Shares, including, but not limited to, any Real Property transfer taxes.

           6.9 New Zealand Asset Disposition. Prior to the Closing, the Seller shall cause the Company to sell, assign or otherwise transfer all of the assets and liabilities of Thorn Rentals Trading, Inc. relating to the business of Thorn Rentals Trading, Inc. conducted in New Zealand (collectively, the "NEW ZEALAND OPERATIONS") to a Person other than the Company or a Subsidiary of the Company.

           6.10 Company Consents. The Seller shall, and shall cause the Company to, use commercially reasonable efforts, at the Seller's expense, to obtain or make, prior to or at the Closing, all Company Consents.

           6.11 Indemnification of Directors and Officers. The Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or other comparable organizational documents) shall survive the Closing Date.

           6.12 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants. Without limiting the generality of the foregoing, (i) all legal, accounting and other fees, costs and expenses of professional advisors (including public relations advisors) incurred by the Company, the Seller, Thorn or any Affiliate thereof in connection with the preparation, negotiation and execution of this Agreement, the Contemplated Transactions or any other transaction in respect of the sale of the Company shall be paid by the Seller and (ii) the Buyer shall pay all filing fees under the HSR Act.

           6.13  Further Assurances.

                 (a) General. Each of the parties shall execute such documents, certificates, notices and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Contemplated Transactions. Each such party shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 10 and 11.

                 (b) Governmental Approvals. Without limiting the provisions set forth in paragraph (a) above, (i) the Buyer, the Seller and their respective Affiliates shall use commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to any statute, rule, regulation, order, decree, administrative and judicial doctrine, and other Laws which are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("COMPETITION LAWS") that is required for the consummation of the Contemplated Transactions, which efforts shall include, without limitation: (x) the proffer by the Buyer of its willingness to accept an Order that will not have a materially adverse impact on the economics of the Contemplated Transactions providing for the divestiture by the Buyer of such of the assets of the Company (or in lieu thereof assets and businesses of the Buyer), the licensing of any Intellectual Property rights of the Company and/or entry into tolling agreements by the Company, in each case as may be necessary for the Buyer to forestall any Order (whether preliminary, temporary or permanent) or the taking of any other action by any Governmental Entity to restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions; and (y) an offer to hold separate such assets and businesses pending such divestiture and/or the entry into such licensing or tolling agreements, as the case may be. In the event that despite the Buyer's compliance in all respects with the obligation in the preceding sentence, an Order is sought to be imposed that would prevent, delay or make unlawful the consummation of the Contemplated Transactions, the Buyer agrees to contest and resist any action seeking to have any such Order imposed, to use commercially reasonable efforts to take promptly any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps set forth in this paragraph (b)) necessary to vacate, modify or suspend any such Order so as to permit such consummation as promptly as practicable after the date hereof. In the event that regulatory authorities require the divestiture or the holding separate by the Buyer following the Closing of any of the assets or entities of the Company or its Subsidiaries, or the entry into any licensing or tolling arrangements, no adjustment shall be made to the Purchase Price and the Buyer shall be required to hold such assets or entities separate and, if ordered, divest them following the Closing and enter into such licensing or tolling agreements.

           The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with a proceeding under or relating to the HSR Act or any other Competition Law. The Buyer and the Seller agree that the other party's legal counsel may, if such other party so wishes, participate in any meeting with any Governmental Entity with jurisdiction over the enforcement of any applicable Law regarding this Agreement or the Contemplated Transactions to the extent permitted by such Governmental Entity and to advise each other in advance of any such meeting.

                 (c) Thorn Shareholder Approval. Thorn will, within 21 days after the date hereof, subject to the existence of an Event of Force Majeure, dispatch a circular to the shareholders of Thorn so as to inform them of this Agreement and the Contemplated Transactions and so as to convene the General Meeting of Thorn referred to in Section 11.5 on or before the 18th day after the date such circular was dispatched to the shareholders of Thorn, or, if such 18th day is not a Business Day, the next following Business Day. Thorn agrees with the Buyer that, provided it is not inconsistent with their fiduciary duties and good faith obligation under English law, the directors of Thorn will recommend to Thorn's shareholders approval of the resolution referred to in Section 11.5 and, if such recommendation is given and not withdrawn, will vote any shares held beneficially by them in Thorn in favor of such resolution.
Notwithstanding the foregoing, nothing herein shall in any way prohibit any director of Thorn from not giving, amending, withdrawing, or modifying in any respect his recommendation with respect to this Agreement and the Contemplated Transactions if such director, in his sole discretion, reasonably determines that he cannot give the recommendation in good faith or that giving the recommendation is not consistent with his fiduciary duties.

                 (d) Franchise Assistance. The Seller shall, and shall cause the Company to, cooperate with the Buyer and provide such reasonable assistance to the Buyer as it may, from time to time, reasonably request regarding the sale, transfer or other disposition of the stores of the Company and its Subsidiaries operated pursuant to the Franchise and Development Agreements or the modification or amendment of any Franchise and Development Agreement; provided, that the foregoing shall not impose any obligation on the Seller, Thorn or the Company to incur any expense, liability or other obligation other than expenses, liabilities or other obligations, which in the aggregate, are de minimis.

           6.14 Change of Name. Within 5 Business Days following the Closing, the Buyer shall cause the Company and each of its Subsidiaries to amend their respective certificates of incorporation (and other organizational documents) and take all other reasonable actions requested by the Seller, to change the Company's or such Subsidiary's name to a name that does not include the word "Thorn" or any variant thereof. The name "Thorn" and the "Thorn" logo shall remain the exclusive property of the Seller and its Affiliates after the Closing, and except as provided in the following sentence, neither the Buyer nor the Company nor any of its respective Subsidiaries or Affiliates shall have any right for any purpose whatsoever to the use of such name or logo or any other form, combination or usage thereof which might reasonably be confused with such name or logo. Notwithstanding the foregoing sentence, the Company and its Subsidiaries may, for a period of six months following the Closing Date, continue using the property and assets of the Company and its Subsidiaries on which the name "Thorn" or any variant thereof or the "Thorn" logo appears; provided, however, that the Buyer shall cause the Company and its Subsidiaries not to expand the use of such name or logo to any property or assets of the Company and its Subsidiaries acquired after, or which did not bear such name or logo on, the Closing Date, and the Buyer shall cause the Company and its Subsidiaries to use its commercially reasonable efforts to cease using such name or logo on its respective properties and assets as soon as possible following the Closing. Following the termination of such six month period, neither the Buyer nor the Company nor any of its respective Subsidiaries or Affiliates shall have any rights whatsoever to (i) the use of the name "Thorn" or any variant thereof or the "Thorn" logo and (ii) the use of any property or asset which has the name "Thorn" or any variant thereof or the "Thorn" logo thereon.

           6.15  Tax Returns.

                 (a) The Seller shall cause the Company and its Subsidiaries to prepare and timely file all Tax Returns of the Company and its Subsidiaries required to be filed by any of them for the periods ending on or prior to March 31, 1998. The Seller shall (i) prepare such Tax Returns in a manner consistent with past practices; (ii) consult in good faith with the Buyer and its agents as to the contents of such Tax Returns; (iii) make the relevant books, records, other materials (including accountants' working papers) and documents available to the Buyer or its agents; and (iv) cooperate fully with them in connection therewith. Seller shall cause the Company and its Subsidiaries to pay when due all Taxes payable prior to the Closing Date for periods ending on or before and including the Closing Date.

                 (b) If any Tax Return described in Section 6.15(a) has not been filed on or before the Closing Date, the Buyer shall be responsible for the timely filing of such Tax Return. If the preparation of any such Tax Return has not been completed by the Seller prior to the Closing Date, the Buyer shall complete the preparation of such Tax Return in accordance with the principles set forth in Section 6.15(a) and shall present it to the Seller no later than 60 days before the final due date for such Tax Return (including extensions). Thereafter, the Buyer, unless the Seller objects to any item included in such Tax Return within 30 days after receipt thereof, shall timely file such Tax Return. If the Seller does so object to any item, the Buyer shall not file such Tax Return without Seller's consent, which shall not be unreasonably withheld or delayed. Buyer shall cause the Company to pay when due all Taxes payable after the Closing Date for periods ending on or before the Closing Date.

                 (c) The Buyer shall cause the Company to prepare and file all Tax Returns of the Company and its Subsidiaries required to be filed by them subsequent to the Closing Date for periods beginning after March 31, 1998. With respect to periods beginning after March 31, 1998, and ending on or before the Closing Date, the Seller shall (i) make available to the Buyer or its agents, relevant books, records, other materials (including accountants' working papers) and documents and (ii) cooperate fully with the Buyer and its agents in connection with the preparation of such Tax Returns. To the extent any such Tax Return filed subsequent to the Closing Date includes any period prior to the Closing Date, and may give rise to any obligation of the Seller to indemnify the Buyer under Section 8.1, the Buyer shall (i) prepare such Tax Return in a manner consistent with past practices; (ii) consult in good faith with the Seller and its agents as to the contents of such Tax Returns; (iii) make the relevant books, records, other materials (including accountants' working papers) and documents available to the Seller or its agents; (iv) cooperate fully with them in connection therewith; and (v) shall not file such Tax Return without the Seller's consent, which shall not be unreasonably withheld or delayed.

                 (d) Neither the Company nor any Subsidiary shall file any amended Tax Return for any period ending on or before the Closing Date without the consent of the Seller, which consent shall not be unreasonably withheld or delayed.

                 (e) The Buyer will provide the Seller with such cooperation and information as may be reasonably requested in preparing and filing the Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. The Buyer shall make its employees available on a basis convenient to the Seller to provide explanations of any documents or information provided hereunder.

                 (f) To the extent not accrued on the Audited Closing Balance Sheet or otherwise accounted for through any adjustment procedure under Section 1.4, any refund of Taxes for any period ending on or before the Closing Date, other than a refund of Taxes resulting from a carryback of a loss from a taxable year of the Company and its Subsidiaries ending after the Closing Date, shall be for the account of the Seller.

           6.16  Employee Payments.

                 (a) Effective as of the Closing, the Seller shall cause the Company and the Company's Subsidiaries to terminate their respective employees' participation in the following incentive compensation programs: (i) the Thorn Senior Executive Share Rights Plan (sometimes referred to as the Thorn Senior Executive Share Option Plan), (ii) the Thorn Share Option Plan, (iii) the Thorn Share Purchase

Plan, (iv) the Thorn Americas Inc. Middle Management Incentive Plan, (v) the Thorn Senior Executive Incentive Plan and (vi) the Thorn Long Term Incentive Plan (collectively, the "INCENTIVE PLANS").

                 (b) The Buyer shall, or shall cause the Company to, pay (i) all amounts due to employees of the Company and its Subsidiaries in respect of the Incentive Plans to the extent such amounts are payable in cash, at such time as such amounts are determinable and due under the terms of the respective Incentive Plans, and (ii) within ten (10) Business Days following the Closing, all amounts set forth on Schedule 6.16 hereto and all amounts payable pursuant to Section 3.4(iv) of the Employment Agreement referred to in item No. 5 on
Schedule 4.13(a)(i).

                 (c) The Buyer shall, or shall cause the Company to, provide all amounts and benefits and all other severance and other payments due with respect to any employee of the Company or any of its Subsidiaries who becomes entitled to any payment or benefits as a result of such employee's termination of employment on or after the Closing pursuant to the letters and agreements listed on Schedule 4.14.

                 (d) The estimated aggregate amount of the payments to be made by the Buyer or the Company pursuant to Section 6.16(b) (collectively, the "EMPLOYEE PAYMENTS") is $28.9 million (the "ESTIMATED AMOUNT"). To the extent the aggregate amount of the payments actually made by the Buyer or the Company pursuant to section 6.16(b) (the "ACTUAL AMOUNT") exceeds the Estimated Amount, the Seller shall pay to the Buyer an amount equal to the excess of the Actual Amount over the Estimated Amount. To the extent the Estimated Amount exceeds the Actual

Amount, the Buyer shall pay to the Seller an amount equal to the excess of the Estimated Amount over the Actual Amount. The foregoing amounts shall be determined by Ernst & Young LLP (the "ACCOUNTING FIRM"). The determination of the Accounting Firm will be completed as soon as practicable following the last Employee Payment. Any amount payable under this Section 6.16(d) by the Buyer to the Seller or the Seller to the Buyer, as the case may be, other than a payment made in connection with a Tax Benefit (described below), shall be paid within 10 days of such determination of the Accounting Firm. The Buyer and Seller shall fully cooperate with the Accounting Firm to develop the information necessary to give effect to this Section 6.16(d) and the determination of the Accounting Firm shall be conclusive and binding on both Buyer and Seller. If payment by the Buyer or the Company of the Actual Amount caused, directly or indirectly, a reduction (a "TAX BENEFIT") in the amount of the Company's or any of its Subsidiaries' liability for Taxes ("TAX LIABILITY") in a taxable year or years ending after the Closing Date, then the Buyer shall pay to the Seller the amount of such Tax Benefit within 30 days of the date such reduction occurs. The Tax Benefit shall be deemed to occur, for purposes of this Section 6.16(d), on the date on which the Company files a Tax Return, including, without limitation, an amended Tax Return, for a taxable year ending after the Closing Date reflecting a Tax Liability reduced by reason of the aforesaid payment by the Buyer or the Company of the Actual Amount.

                 (e) If, at any time after the Closing Date, the IRS or any other taxing authority disallows, or proposes to disallow, any Tax Benefit for which the

Buyer has paid the Seller pursuant to Section 6.16(d) hereof, the Buyer will promptly give written notice to the Seller that such issue has been raised and information in reasonable detail relating thereto. The Buyer shall not concede or settle any issue with respect to any Tax Benefit without the prior written consent of the Seller, which shall not be unreasonably withheld. If any Tax Benefit described in this Section 6.16(e) is ultimately disallowed, or the amount thereof is reduced by any final administrative or judicial determination, or as a result of any settlement or agreement with respect to the liability of the Buyer, the Company or its Subsidiaries, or if the amount of any such Tax Benefit is otherwise reduced, then the Seller will repay to the Buyer the amount of such Tax Benefit previously paid over to the Seller (or the portion thereof that has been disallowed or reduced, as the case may be), with applicable interest.

           6.17  Certain Existing Claims.

                 (a) Subject to Sections 6.17(b) and 6.17(c), the Seller shall indemnify, defend and hold harmless the Buyer from and against all losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs and expenses (including without limitation interest, penalties and reasonable fees and disbursements of external counsel, experts and consultants) (collectively, the "INDEMNIFIED LITIGATION LOSSES") incurred by the Company in respect of any Claim listed on Schedule 6.17 (each, an "INDEMNIFIED LITIGATION").

                 (b)   The Seller's indemnification obligation under Section
6.17 shall be subject to the Buyer causing the Company to (i) appropriately defend each Indemnified Litigation, (ii) retain counsel with respect to each Indemnified Litigation reasonably acceptable to the Seller, (iii) keep the Seller and, at the Seller's request, its Representatives informed of all material developments with respect to each Indemnified Litigation, (iv) provide, on a prompt and timely basis, such information as is reasonably requested by the Seller and its Representatives with respect to each Indemnified Litigation and (v) not settle or compromise any Indemnified Litigation without the Seller's prior written consent, which shall not be unreasonably withheld or delayed. Other than as provided in the immediately prior sentence, following the Closing, the Company shall manage and control each Indemnified Litigation.

                 (c)   The Seller's indemnification obligation under Section
6.17 shall also be subject to the Buyer causing the Company to deliver to the Seller documentation reasonably satisfactory to the Seller setting forth the following information: (i) the Indemnified Litigation to which the Indemnified Litigation Loss relates; and (ii) the aggregate amount of such Indemnified Litigation Loss and supporting invoices and other related documentation in connection therewith. Upon receipt by the Seller of the documentation referred to in the immediately prior sentence in accordance therewith and fulfillment of the Buyer's obligations under Section 6.17(b), the Seller shall fulfill its obligations under Section 6.17(a) within ten (10) Business Days.

                 (d) All amounts paid by the Seller under this Section 6.17 shall be treated for all Tax purposes as adjustments to the Purchase Price.

           6.18  Confidentiality, Use of Information.

                 (a) Except as provided in Section 6.2, the Buyer shall and, after the Closing, shall cause the Company, and the respective officers, directors, employees, agents, legal counsel, financial advisors and Affiliates (collectively, "REPRESENTATIVES") of the Buyer and the Company, to hold in strict confidence all information concerning the business, assets, properties and operations of Thorn and its Affiliates (other than, after the Closing, the Company and its Subsidiaries), other than (i) information that has become generally available to the public other than as a result of a disclosure by the Buyer, the Company or any of their respective Representatives and (ii) information that becomes available to the Buyer, the Company or their respective Representatives on a nonconfidential basis from a third party having no obligation of confidentiality to the Seller and which has not itself received such information directly or indirectly in breach of any such obligation of confidentiality (collectively, "THORN NON-PUBLIC INFORMATION"), unless the Buyer, the Company or any of their respective Representatives are required by applicable Law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange of which securities of the Buyer or the Company are listed or traded to disclose such Thorn Non-Public Information. If the Buyer, the Company or any of their respective Representatives become legally compelled to disclose any Thorn Non-Public Information, the Buyer or the Company shall provide the Seller with immediate notice before such disclosure so that the Seller and its Affiliates may seek a protective order or other appropriate remedy and the Buyer and the Company will cooperate with the Seller and its Affiliates in any effort to obtain a protective order or other appropriate remedy. If such protective order or other remedy is not obtained and the Buyer or the Company is compelled to disclose any Thorn Non-Public Information, the Buyer shall, and shall cause the Company to, exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment, to the extent available, shall be accorded the information. The Buyer shall not, and shall cause the Company not to, oppose any action by the Seller or any of its Affiliates to obtain an appropriate protective order or other reliable assurance that such confidential treatment will be so accorded. Further, the Buyer shall not, and shall cause the Company and the Representatives not to, directly or indirectly, use for any purpose whatsoever any of the Thorn Non-Public Information.

                 (b) If the Closing occurs, following the Closing Date, the Seller shall, and shall cause its Representatives to, hold in strict confidence all information concerning the Business, the assets, properties and operations of the Company and its Subsidiaries, other than (i) information that has become generally available to the public other than as a result of a disclosure by the Seller or any of its Representatives or (ii) information that becomes available to the Seller on a nonconfidential basis from a third party having no obligation of confidentiality to the Buyer and which has not itself received such information directly or indirectly in breach of any such obligation of confidentiality (collectively, "SELLER NON-PUBLIC INFORMATION"), unless the Seller or any of its Representatives are required by applicable Law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange of which securities of the Seller or any of its Affiliates are listed or traded to disclose such Seller Non-Public Information. If the Seller or its Representatives become legally compelled to disclose any Seller Non-Public Information, the Seller shall provide the Buyer with immediate notice before such disclosure so that the Buyer may seek a protective order or other appropriate remedy and the Seller will cooperate with the Buyer in any effort to obtain a protective order or other appropriate remedy. If such protective order or other remedy is not obtained and the Seller is compelled to disclose any Seller Non-Public Information, the Seller shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment, to the extent available, shall be accorded the information. The Seller shall not oppose any action by the Buyer to obtain an appropriate protective order or other reliable assurance that such confidential treatment will be so accorded. Further, the Seller shall not, and shall use its reasonable commercial efforts to cause its Representatives not to, directly or indirectly, use, for any purpose whatsoever any Seller Non-Public Information. The parties hereto hereby acknowledge and agree that "Seller Non-Public Information" shall not include any information that relates, directly or indirectly, to any business conducted by Thorn or any of its Affiliates in any jurisdiction other than the United States or Puerto Rico.

                 (c) The parties hereto acknowledge and agree, without prejudice to any other rights or remedies they may have, that (i) a breach of any of the terms or provisions of this Section 6.18 would cause irreparable damage to the non-breaching party for which adequate remedy at law is not available and (ii) the non-breaching party will be entitled as a matter of right to obtain, without posting any bond whatsoever, an injunction, restraining order, or other equitable relief to restrain any threatened or further breach of this Section 6.18, which right will not be exclusive but will be cumulative and in addition to any other rights and remedies available at law or in equity.

                 (d) At the Closing, the Seller will assign to the Buyer the non-exclusive right to enforce the rights of the Seller and its Affiliates under the confidentiality agreements entered into between CSFB, as agent for the Seller and Thorn, and the prospective purchasers of the Company.

           6.19 Certain Intellectual Property. On or prior to the Closing, Thorn shall cause Thorn (I.P.) Ltd. to transfer to the Company all of its right, title and interest in and to the trademarks and trademark applications listed on Schedule 6.19.

           6.20 Thorn Guaranty. Thorn hereby irrevocably, unconditionally and completely guarantees the full and timely payment and performance of all of the Seller's obligations under this Agreement, subject to the provisions and limitations set forth herein. The obligations and liabilities under this guaranty constitute primary obligations and liabilities of Thorn and shall not be affected by the absence of any action to enforce obligations of, or proceedings first against, the Seller.

           6.21 Replacement of Letters of Credit. On or prior to the Closing, the Buyer shall replace (a) the Letters of Credit issued by Midland Bank plc on behalf of the Company in favor of (i) Travelers Insurance Company and (ii) TKC III LLC, on behalf of Shaftesbury Insurance Company in favor of Chubb & Sons, Inc., and on behalf of Remco America, Inc. in favor of National Union Fire Insurance Company; (b) the Letters of Credit issued by Barclays Bank plc on behalf of Shaftesbury Insurance Company in favor of (i) Employer's Insurance of Wausau,
(ii) Travelers Indemnity Company of Illinois and (iii) Pacific Employers Insurance Company and (c) all other letters of credit that may be issued in connection with the business of the Company and its Subsidiaries following the date hereof. Such replacement letters of credit shall be satisfactory in all respects to the beneficiaries thereof. Notwithstanding the foregoing, the aggregate amounts under the letters of credit referred to in this Section 6.21 (other than letters of credit issued in connection with any Claim) and the guaranties referred to in Section 6.22 (other than any guaranty issued in connection with any Claim) shall not exceed $28 million.

           6.22 Replacement of Guaranties. On or prior to the Closing, the Buyer shall replace, or provide substitute credit support in lieu of, (a) the guaranty dated August 2, 1996 executed by Thorn in favor of The First National Bank of Maryland; (b) the guaranty dated July 23, 1996 executed by Thorn in favor of The Chase Manhattan Bank; (c) the guaranty dated July 23, 1996 executed by Thorn in favor of Societe General and (d) all other guaranties that may be issued in connection with the business of the Company and its Subsidiaries following the date hereof. Such replacement guaranties or substitute credit support shall be satisfactory in all respects to the beneficiaries thereof. Notwithstanding the foregoing, the aggregate amounts under the letters of credit referred to in Section 6.21 (other than any letters of credit issued in





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                                                                              63




connection with any Claim) and the guaranties referred to in this Section 6.22 (other than any guaranty issued in connection with any Claim) shall not exceed $28 million.

           6.23 Replacement of Litigation Bonds. On or prior to the Closing, the Buyer shall either (i) replace the Appeal Bond No. MO80000 posted with the Superior Court of New Jersey in connection with Robinson v. Thorn Americas et al. (Docket No. L-O3697-94) (together with any amendments, replacements or modifications thereof, the "NEW JERSEY BOND") with a replacement bond not to exceed $163 million satisfactory to the Superior Court of New Jersey which does not include a guaranty thereof by Thorn or any Affiliate of Thorn or (ii) provide substitute credit support with respect to the New Jersey Bond such that the Counter Indemnity dated November 26, 1997 executed by Thorn in respect thereof and the Letter of Credit from Barclays Bank plc dated December 5, 1997 in respect thereof (together with any amendments, replacements or modifications thereof, the "NEW JERSEY GUARANTY") may be terminated on the Closing Date. The Seller shall not enter into any material amendment or modification to the New Jersey Bond, other than an increase thereof up to $163 million, without the Buyer's consent, which consent shall not be unreasonably withheld or delayed. On or prior to the Closing, the Buyer shall also either (i) replace any bond posted following the date hereof with respect to any Claim with a new bond which does not include a guaranty by Thorn or any Affiliate of Thorn or (ii) provide substitute credit support with respect to any such bond such that any guaranty or other credit support provided by Thorn with respect thereto may be terminated on the Closing Date. Any costs or expenses incurred by the Buyer in fulfilling its obligations under this





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                                                                              64




Section 6.23 shall be borne solely by the Buyer and shall not be considered Indemnified Litigation Losses or Losses for any purposes of this Agreement.

           6.24  Covenant Not to Compete.

                 (a) For a period of five years after the Closing Date, each of Thorn and the Seller covenant and agree that they will not, and will not permit any Affiliate of Thorn, without the prior written consent of the Buyer, to directly or indirectly (i) engage in the business of renting-to-own or renting-to-rent consumer household durable goods, including, without limitation, televisions, video cassette recorders, stereos, furniture, appliances, accessories or other like merchandise to the public anywhere within the United States of America or Puerto Rico; (ii) solicit any current renting-to-own or renting-to-rent customer of the Company in the United States or Puerto Rico for the purpose of the activities described in (i) above; (iii) solicit employees of the Company or any of its Subsidiaries as of the Closing Date; (iv) have any ownership or similar economic interest in any Person, whether as a security holder or investor, that engages in the business of renting-to-own or renting-to-rent consumer household durable goods within the United States of America or Puerto Rico, other than any ownership or similar economic interest in any such Person which does not provide Thorn, the Seller or any Affiliate of Thorn with the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; (v) act as a creditor (other than a trade creditor), consultant, advisor, representative or agent of or to any Person that engages in the business of





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                                                                              65




renting-to-own or renting-to-rent consumer household durable goods within the United States of America or Puerto Rico.

                 (b) Thorn and the Seller acknowledge and agree, without prejudice to any other rights or remedies the Buyer may have, that (i) a breach of any of the terms or provisions of this Section 6.24 would cause irreparable damage to the Buyer and the Company for which adequate remedy at law is not available and (ii) the Buyer and the Company will be entitled as a matter of right to obtain, without posting any bond whatsoever, an injunction, restraining order, or other equitable relief to restrain any threatened or further breach of this Section 6.24, which right will not be exclusive but will be cumulative and in addition to any other rights and remedies available at law or in equity.

           6.25  Exclusive Dealing.

                 (a) The Seller and Thorn shall not, and shall not authorize or permit any of their respective Representatives to, directly or indirectly, solicit (including by way of furnishing confidential information solely regarding the Company) or take other action to facilitate any inquiries or the making of any proposal which constitutes an Acquisition Proposal from any Person other than the Buyer or its Representatives (a "THIRD PARTY"), or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal. The Seller shall promptly notify the Buyer orally (which notice shall promptly be confirmed in writing) of any Acquisition Proposal or any inquiry or request for confidential information with respect thereto which the Seller or any of its Representatives may receive. For purposes of this Agreement, (x) none of the Seller, Thorn or any of their respective Representatives shall be deemed to have engaged in "discussions" if such Person only advises another Person that the Seller, Thorn and their respective Representatives, as applicable, are precluded from taking any action that would constitute a violation of this Section 6.25 and (y) none of the Seller, Thorn or any of their respective Representatives shall be deemed to have "furnished information" to any other Person if such information is public information or is furnished in the ordinary course of the investor relations program of the Seller, Thorn or any of their respective Affiliates, is required by applicable Law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange of which securities of the Seller, Thorn or any of their respective Affiliates are listed or traded.

                 (b) The Seller has terminated and has caused its Representatives to terminate, all solicitations, encouragement, activities, discussions and negotiations with any Person conducted heretofore by the Seller or any of its Representatives with respect to any Acquisition Proposal.

                 (c) As used in this Agreement, "ACQUISITION PROPOSAL" shall mean any proposal or offer, other than a proposal or offer by the Buyer or any of its Representatives, with respect to (i) any merger, consolidation, share exchange, stock purchase, business combination or other similar transaction in which the Company would be acquired by any Person, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Company, in a single transaction or series of transactions (whether related or unrelated), other than in the ordinary course of business and other than in respect of the New Zealand Operations or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. It being understood that in no event shall "Acquisition Proposal" include, for any purpose of this Agreement, any proposal or offer with respect to (i) any merger, consolidation, share exchange, business combination, tender or exchange offer (including a self tender offer) or other similar transaction involving Thorn, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of Thorn, in a single transaction or series of transactions, unless the assets being sold, leased, exchanged, mortgaged, pledged or transferred in such transaction or series of transactions include the Company and not substantially all of the other assets of Thorn, (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

           6.26 Notification of Certain Matters. During the period from the date hereof to the Closing Date, each party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be reasonably likely to cause any representation or warranty of such party contained in this Agreement (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time) to be untrue or inaccurate in any material respect, (b) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be reasonably likely to cause any representation or warranty of such party contained in this

Agreement that addresses matters only as of a particular date or only with respect to a specific period of time to be untrue or inaccurate in any material respect as of such date or with respect to such period, (c) the existence of any Claim that, had it existed on the date hereof, would have been required to be disclosed on Schedule 4.9 and (d) the failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. In the event the Buyer consummates the Contemplated Transactions, (i) any information regarding any inaccuracy or breach of any representation, warranty or covenant of the Seller or Thorn contained in this Agreement delivered to the Buyer pursuant to this Section
6.26 or disclosed on the Seller's certificate delivered pursuant to Section 10.1, shall, for purposes of Section 8.1, be deemed not to be a breach of the relevant representation, warranty or covenant hereunder, and (ii) the Seller shall have no liability for any Losses arising out of or resulting from the specified inaccuracy or breach; provided that nothing in this sentence shall, if the Contemplated Transactions are not consummated, affect any rights the Buyer may have pursuant to Section 9.2.

           6.27  Certain Payments.  (a)   On the 120th day following the date
hereof (the "Trigger Date"), if the waiting period under the HSR Act has not expired or been terminated or any investigation or other inquiry concerning the Contemplated Transactions by any Attorney General is continuing on such 120th day, the Buyer shall pay to the Seller $10 million by wire transfer of immediately available funds; provided, that if such 120th day is not a Business Day, the first Business Day thereafter.

                 (b) On the seventh day of each 7-day period following the Trigger Date, if the waiting period under the HSR Act has not expired or been terminated or any investigation or other inquiry concerning the Contemplated Transactions by any Attorney General is continuing on such seventh day, the Buyer shall pay to the Seller $625,000 by wire transfer of immediately available funds; provided, that if such seventh day is not a Business Day, the first Business Day thereafter.

                 (c) In the event the Closing of the Contemplated Transaction occurs, the Purchase Price paid pursuant to Section 1.3 shall be reduced by the amount of the aggregate payments paid to the Seller pursuant to this Section
6.27. Any amounts paid to the Seller pursuant to this Section 6.27 shall not be refunded to the Buyer for any reason whatsoever; provided, however, if the Agreement is terminated by the Buyer pursuant to Section 9.1(c), the Seller shall refund to the Buyer all amounts paid to it pursuant to this Section 6.27 within 15 days of such termination.

                 (d) Notwithstanding the provisions of Sections 6.27(a) and 6.27(b), in the event that the Thorn Shareholder Condition has not been satisfied on the Trigger Date or any date on which an amount would be due and owing by the Buyer to the Seller pursuant to Section 6.27(b) but for this
Section 6.27(d), the Buyer shall not be required to make the payment described in Section 6.27(a) or 6.27(b), as applicable, unless and until the Thorn Shareholder Condition has been satisfied. If, on the date that the Thorn Shareholder Condition is satisfied, the waiting period under the HSR Act has not expired or been terminated or any investigation or other inquiry by any Attorney

General concerning the Contemplated Transactions is continuing, the Buyer shall pay to the Seller on such date the amount described in Section 6.27(a) or 6.27(b), as the case may be, by wire transfer of immediately available funds.

           6.28 Delivery of Marketing Materials to Lenders. The Buyer shall deliver to the appropriate lenders under the Commitment Letters preliminary offering memoranda, preliminary prospectuses and other marketing materials relating to the financings contemplated by the Commitment Letters within a time frame reasonably satisfactory to such lenders, which offering memoranda, prospectuses and marketing materials shall be reasonably satisfactory to such lenders.

                                   ARTICLE 7

                                    SURVIVAL

           7.1   Survival of Representations and Warranties.

                 (a) All representations and warranties of the Seller set forth in this Agreement shall survive the Closing. The representations and warranties of the Seller shall terminate and expire on (a) the first anniversary of the Closing Date with respect to any General Claim based upon, arising out of or otherwise in respect of any fact, circumstance or Claim of which the Buyer prior to that date shall not have given a Claims Notice to the Seller and (b) the expiration of the applicable statute of limitations, including any extensions or waivers thereof, with respect to any Tax Claim.

                 (b) All representations and warranties of the Buyer set forth in this Agreement shall survive the Closing. The representations and warranties of the

Buyer set forth in this Agreement shall terminate and expire on the first anniversary of the Closing Date with respect to any Claim based upon, arising out of or otherwise in respect of any fact, circumstance or Claim of which the Seller prior to that date shall not have given a Claims Notice to the Buyer.

                                   ARTICLE 8

                                INDEMNIFICATION

           8.1 Obligation of the Seller to Indemnify. Subject to the limitations contained in Article 7 and Section 8.4, the Seller agrees to indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, Affiliates, successors and assigns) (collectively, the "SELLER INDEMNIFIED PARTIES") from and against all Claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and reasonable fees and disbursements of external counsel, experts, and consultants incurred by the indemnified party in any action or proceeding between the indemnified party and any third party, or otherwise) ("LOSSES") based upon, arising out of or otherwise in respect of
(i) any inaccuracy in or any breach of any representation or warranty of the Seller set forth in this Agreement (it being agreed that any representation or warranty of the Seller that is subject to materiality or Material Adverse Effect (other than with respect to Section 4.5) shall be deemed not to be so qualified for purposes of establishing an inaccuracy or breach of such representation or warranty pursuant to this Section 8.1(i) and any claim for indemnification as a result of such inaccuracy or breach), (ii) any breach of any





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                                                                              72




covenant or agreement of the Seller set forth in this Agreement; (iii) all Taxes of the Company and its Subsidiaries with respect to any taxable year of the Company and its Subsidiaries ending on or before the Closing Date in excess of the aggregate amounts provided therefor on the Audited Closing Balance Sheet; (iv) the TENA-Remco Agreement in excess of the aggregate amounts provided therefor on the Audited Closing Balance Sheet; (v) the TEMINAH-Thorn Americas Agreement in excess of the aggregate amounts provided therefor on the Audited Closing Balance Sheet; and (vi) the assets and liabilities of the New Zealand Operations and the disposal thereof by the Company prior to the Closing as contemplated by Section 6.1, including, without limitation, Taxes resulting from such disposal in excess of the aggregate amounts provided therefor on the Audited Closing Balance Sheet.

           8.2 Obligation of the Buyer to Indemnify. Subject to the limitations contained in Article 7, the Buyer agrees to indemnify, defend and hold harmless the Seller (and its directors, officers, employees, Affiliates, successors and assigns) (collectively, the "BUYER INDEMNIFIED PARTIES" and, together with the Seller Indemnified Parties, the "INDEMNIFIED PARTIES") from and against all Losses based upon, arising out of or otherwise in respect of
(i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer set forth in this Agreement and (ii) for greater certainty and without in any way limiting the rights of the Seller, any Claim listed on Schedule 4.9 (other than the Claims that are also listed on Schedule 6.17).

           8.3   Indemnification Procedures.

                 (a) All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 8.3; provided, that the provisions of Section 8.3(b) shall apply solely to Asserted Liabilities involving a Claim by a third Person ("THIRD PARTY ASSERTED LIABILITIES"). Promptly, but no more than 15 days, after receipt by the Indemnified Party of notice of a Claim or circumstances which, with the lapse of time, would or might give rise to an indemnification obligation by a party (the "INDEMNIFYING PARTY") under Section 8.1 or 8.2 hereof, or the commencement (or threatened commencement) of a Claim including any action, proceeding or investigation that may result in a Loss indemnified under Section 8.1 or 8.2 hereof (an "ASSERTED LIABILITY") the Indemnified Party shall give notice thereof to the Indemnifying Party (the "CLAIMS NOTICE"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party.

                 (b) The Indemnifying Party shall have 30 days from the delivery of the Claims Notice (the "NOTICE PERIOD") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against the Third Party Asserted Liability. All costs and expenses incurred by the Indemnified Party in defending such claim or demand shall be considered Losses of the Indemnified Party for purposes of Sections 8.1 and 8.2. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party. If the Indemnifying Party elects not to defend the Third Party Asserted Liability, whether by failing to give the Indemnified Party timely notice as provided above or otherwise, then the amount of such Third Party Asserted Liability, or, if the same is contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (including the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 8.4 hereof. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any Third Party Asserted Liability, the Indemnified Party will provide the Indemnifying Party and its counsel access to, during normal business hours, relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its best efforts to defend all such claims. The Indemnifying Party shall have the right to participate in the defense or settlement of any Third Party Asserted Liability.

           8.4 Limitations on Indemnification. From and after the consummation of the Contemplated Transactions, the indemnification provided for in Section 8.1 shall be subject to the following limitations:

                          (a)     The Seller shall not be obligated to pay any
amounts for indemnification under Section 8.1(i), until the aggregate amounts for indemnification under Section 8.1(i) equals $5 million (the "BASKET AMOUNT"), whereupon the Seller shall be obligated to pay in full all such amounts for such indemnification, including, without limitation, the Basket Amount, provided that no indemnity shall be recoverable by the Seller Indemnified Parties with respect to any individual Loss or group of related Losses under Section 8.1(i) unless the amount thereof exceeds $100,000 and no such Losses shall count towards the Basket Amount.

                          (b)     The Seller shall not be obligated to make any
payment for indemnification under this Article 8 in excess of $100 million in the aggregate (the "CAP AMOUNT"); provided, that this Section 8.4(b) shall not apply to indemnification payments to be made as a result of the Seller's obligations under Section 6.17 and indemnification payments to be made as a result of a breach of Section 3.2 or 9.3. Notwithstanding anything to the contrary contained herein, the Cap Amount shall be reduced by all amounts distributed to the Buyer from the Escrow Fund (as defined in the Escrow Agreement) pursuant to the Escrow Agreement other than amounts distributed with respect to Indemnified Litigation Losses.

                          (c)     If the amount of any Loss or Indemnified
Litigation Loss for which indemnification is provided by an Indemnifying Party under Article 6, Article 8 or otherwise in this Agreement causes, directly or indirectly, a Tax Benefit in a taxable year or years following the Closing Date, then the Buyer shall pay to the Seller the amount of such Tax Benefit within 30 days of the date such Tax Benefit occurs. The Tax Benefit shall be deemed to occur, for purposes of this Section 8.4(c), on the date on which the Company files a Tax Return for a taxable year ending after the Closing Date reflecting a Tax Liability reduced by reason of the aforesaid Loss or Indemnified Litigation Loss. The parties agree that Losses or Indemnified Litigation Losses, as the case may be, hereunder shall be limited to actual damages only and shall not include any consequential or punitive damages other than any punitive or consequential damages that comprise part of the judgment in a Third Party Asserted Liability.

                          (d)     If, at any time after the Closing Date, the
IRS or any other taxing authority disallows, or proposes to disallow, any Tax Benefit for which the Buyer has paid the Seller pursuant to Section 8.4(c) hereof, the Buyer will promptly give written notice to the Seller that such issue has been raised and information in reasonable detail relating thereto. The Buyer shall not concede or settle any issue with respect to any Tax Benefit without the prior written consent of the Seller, which shall not be unreasonably withheld. If any Tax Benefit described in this Section 8.4(d) is ultimately disallowed, or the amount thereof is reduced by any final administrative or judicial determination, or as a result of any settlement or agreement with respect to the liability of the Buyer, the Company or its Subsidiaries, or if the amount of any such Tax Benefit is otherwise reduced, whether by reason of a carryforward of any losses or credits, or otherwise, then the Seller will repay to the Buyer the amount of such Tax Benefit previously paid over to the Seller (or the portion thereof that has been disallowed or reduced, as the case may be), with applicable interest.

                          (e)     To the extent that a deduction or credit
arising out of a payment made by the Company in connection with a Loss or Indemnified Litigation Loss for which indemnification is provided by an Indemnifying Party results in a net operating loss or net capital loss that can be carried back to any period ending on or before the Closing Date, the Buyer agrees to elect to carryback such loss to such period and that any resulting refund shall be for the account of the Seller.

                 8.5 Exclusive Remedy. In the event the Contemplated Transactions are consummated, except with respect to claims under Section 6.17 and for equitable remedies or specific performance pursuant to Sections 6.18 and 6.24 and relating to actual fraud, the indemnity provided in this Article 8 as it relates to this Agreement and the Contemplated Transactions shall be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims for Losses sustained, incurred or suffered directly or indirectly relating to or arising out of this Agreement and the Buyer on behalf of the Buyer Indemnified Parties and the Seller on behalf of the Seller Indemnified Parties waive any and all rights, legal or equitable, to pursue any other remedies.

                 8.6 Escrow Fund. Notwithstanding anything to the contrary contained herein, during the Escrow Period (as defined in the Escrow Agreement), the Buyer shall, with respect to any claim for Indemnified Litigation Losses or Losses hereunder, proceed first against the Escrow Fund in accordance with the terms of the Escrow Agreement before proceeding against the Seller under Section 6.17 or Article 8, respectively (or Thorn pursuant to
Section 6.20). Only in the event that (i) the amount in the Escrow Fund is insufficient to satisfy claims for Losses or Indemnified Litigation Losses or
(ii) the Escrow Fund has been terminated as provided in the Escrow Agreement, shall the Buyer be entitled to proceed against the Seller or Thorn with respect to any claims for Indemnified Litigation Losses or Losses hereunder in accordance with Section 6.17 or this Article 8, respectively.

                 8.7 Characterization of Indemnification Payment. All amounts paid by the Seller or the Buyer under this Article 8, including without limitation, any amounts distributed to the Buyer or the Seller pursuant to the Escrow Agreement, shall be treated for all Tax purposes as adjustments to the Purchase Price.


                                   ARTICLE 9

                            TERMINATION OF AGREEMENT

                 9.1 Termination. This Agreement and the Contemplated Transactions may be terminated or abandoned at any time before the Closing Date only as provided below:

                          (a)     the Seller and the Buyer may terminate this
Agreement by mutual written consent at any time prior to the Closing;

                          (b)     the Seller may terminate this Agreement if
the Buyer has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach is either not capable of being cured prior to the Closing or, if such breach is capable of being cured, is not so cured within a reasonable amount of time (and in any event prior to the Closing);

                          (c)     the Buyer may terminate this Agreement if the
Seller has breached a representation or warranty contained in this Agreement that is qualified by reference to a Material Adverse Effect or breached any other representation or warranty contained in this Agreement to the extent reasonably likely to have a Material Adverse Effect on the Company, or materially breached any covenant or agreement contained in this Agreement and such breach is either not capable of being cured prior to the Closing or if such breach is capable of being cured, is not so cured within a reasonable amount of time (and in any event prior to the Closing);

                          (d)      the Buyer or the Seller may terminate this
Agreement if consummation of the Closing would violate any non-appealable final Order, or if the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or any Attorney General shall have initiated proceedings to enjoin the Contemplated Transactions or to take any other action to prevent the consummation thereof;

                          (e)     the Seller may terminate this Agreement if
the Closing has not occurred on or before December 31, 1998 (other than a failure of the Closing to occur due to a breach of this Agreement by the Seller);

                          (f)     the Buyer may terminate this Agreement if the
Closing has not occurred on or before December 31, 1998 (other than a failure of the Closing to occur due to a breach of this Agreement by the Buyer);

                          (g)     the Seller or the Buyer may terminate this
Agreement immediately upon the resolution referred to in Section 11.5 not being approved by the shareholders of Thorn; or

                          (h)     the Buyer may terminate this Agreement if the
directors of Thorn (a) do not recommend to the shareholders of Thorn the approval of the Contemplated Transactions, or withdraw, modify or amend in any adverse respect their recommendation to the Thorn shareholders to approve the Contemplated Transactions, (b) approve, endorse or enter into or cause to be entered into an agreement to consummate an Acquisition Proposal, or (c) with respect to any Acquisition Proposal, make any recommendation to the shareholders of Thorn other than to reject such Acquisition Proposal.

                 9.2 Procedure for and Effect of Termination. In the event that this Agreement is terminated and the Contemplated Transactions are abandoned by the Seller on the one hand, or by the Buyer on the other hand, pursuant to Section 9.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except that any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Articles 10 and 11 resulting from the willful or intentional breach of the representations, warranties, covenants or agreements of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 9.2, the third sentence of Section 6.2, the provisions of Sections 6.4, 6.5, 6.12, 6.20 and 9.3 and the provisions of Article 12 shall survive the termination of this Agreement.

                 9.3      Payments Required Upon Termination in Certain
Circumstances.

                          (a)     The Seller agrees that if this Agreement
shall be terminated pursuant to Section 9.1(g) or 9.1(h), then the Seller will pay to the Buyer (i) a fee equal to the Break-Up Fee (provided that the Buyer was not in material breach of any of its representations, warranties, covenants or agreements hereunder at the time of termination) and (ii) an amount equal to the Break-Up Expenses (provided that the Buyer was not in material breach of any of its representations, warranties, covenants or agreements hereunder at the time of termination). Payment of any of such amounts shall be made, as directed by the Buyer, by wire transfer of immediately available funds promptly, but in no event later than two Business Days after such termination.

                          (b)     The "BREAK-UP EXPENSES" shall be an amount
equal to the lesser of (i) the Buyer's out-of-pocket expenses and fees incurred in connection with this Agreement and the Contemplated Transactions and the financing thereof and
(ii) $5,000,000.

                          (c)     The "BREAK-UP FEE" shall be an amount equal
to $25,000,000.

                                   ARTICLE 10

                          CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF BUYER TO CLOSE

                 The obligation of the Buyer to consummate the Contemplated Transactions is subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

                 10.1 Accuracy of Representations and Warranties, Performance of Covenants. The representations and warranties of the Seller contained in this Agreement including, without limitation, those contained in
Section 4.10, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true in all material respects as of such date or with respect to such period). The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Buyer shall have received a certificate, dated the Closing Date and signed by the Seller, to the foregoing effect.

                 10.2 No Material Judgment or Order. There shall not be on the Closing Date any Orders or Law restraining, enjoining, or prohibiting the consummation of the Contemplated Transactions.

                 10.3 Delivery of Shares. The Seller shall have delivered to the Buyer certificates for the Shares, duly endorsed for transfer or with duly executed stock powers attached.

                 10.4 HSR Act. The waiting period specified in the HSR Act, including any accelerations or extensions thereof, shall have expired or been terminated.

                 10.5 Director Resignations. All resignations of the members of the Board of Directors of the Company and each of its Subsidiaries which have been previously requested in writing by the Buyer shall have been delivered to the Buyer.

                 10.6 Cancellation of Debt and Affiliate Agreements. The Buyer shall have received evidence, in a form reasonably satisfactory to the Buyer, that the Thorn Note, along with all other amounts, if any, owed by the Company or any of its Subsidiaries to Thorn Finance, Thorn or any of their respective Affiliates (other than Subsidiaries of the Company) shall have been repaid in full. All Contracts and Other Agreements and oral contracts and other agreements between the Company or any of its Subsidiaries, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand, shall have been terminated. Each of the Seller, Thorn and Thorn Finance shall have delivered to the Company a release, substantially in form of Exhibit A, releasing any and all claims, liabilities and obligations (other than under this Agreement or any

Contract and Other Agreement executed in connection herewith) that each such Person may have on the Closing Date against the Company or any of its Subsidiaries. Each of the Seller, Thorn and Thorn Finance shall have delivered to the Company, on behalf of the officers, directors and Closing Date Employees, a release substantially in form of Exhibit B, releasing each of the officers, directors and Closing Date Employees of the Company and its Subsidiaries from such claims, liabilities and obligations that the Seller, Thorn or Thorn Finance may have on the Closing Date against such Persons to the extent such Persons are indemnified by the Company or its Subsidiaries pursuant to their respective charter or bylaws (or other governing documents) for such claims, liabilities or obligations; provided, that in no event shall such Persons be released from fraud or willful misconduct.

                 10.7 Deed of General Indemnity. The Company shall have executed the Disposed Entity Undertaking pursuant to the Deed of General Indemnity dated July 22, 1996 among THORN EMI plc and Thorn in the form of
Schedule 5 to such Deed of General Indemnity.

                 10.8 Company Consents. All Company Consents shall have been obtained and be in full force and effect, except where the failure to have obtained any such Company Consent would not have a Material Adverse Effect on the Company.

                 10.9 Thorn Shareholder Approval. The passing at a General Meeting of Thorn of a resolution to approve the Contemplated Transactions.

                 10.10 Opinion of Counsel. The Buyer shall have received the opinions, dated the Closing Date, of Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to Thorn, the Seller and the Company, and other special counsel reasonably satisfactory to the Buyer and/or in-house counsel to Thorn, the Seller and the Company, in each case, in form and substance reasonably satisfactory to the Buyer.

                 10.11 Certified Resolutions. The Seller shall have delivered to the Buyer, a true, correct and complete copy of the resolutions, which shall be in full force and effect, adopted by the Board of Directors of the Seller, authorizing and approving this Agreement and the Contemplated Transactions certified as of the Closing Date by a Director of the Seller and Thorn shall have delivered to the Buyer, a true, correct and complete copy of the resolutions, which shall be in full force and effect, adopted by (i) the Board of Directors of Thorn and (ii) the shareholders of Thorn, each authorizing and approving this Agreement and the Contemplated Transactions and each certified as of the Closing Date by Thorn's Company Secretary or Assistant Company Secretary.

                 10.12 Financing. The Financing Sources shall have funded amounts, to enable the Buyer to close the Contemplated Transactions in accordance with the Commitment Letters.

                 10.13 Escrow Agreement. In the event the Escrow Amount is greater than zero, the Buyer, the Seller and the Escrow Agent shall have executed and delivered an escrow agreement, substantially in the form of Exhibit C hereto, with such changes therein as are reasonably requested by the Escrow Agent; provided, that such changes do not materially adversely affect the rights of the parties thereunder (the "ESCROW AGREEMENT").

                                   ARTICLE 11

                          CONDITIONS PRECEDENT TO THE
                         OBLIGATION OF SELLER TO CLOSE

                 The obligation of the Seller to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived by the Seller:

                 11.1 Accuracy of Representations and Warranties, Performance of Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true in all material respects as of such date or with respect to such period). The Buyer shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Seller shall have received a certificate, dated the Closing Date and signed by the Buyer, to the foregoing effect.

                 11.2 No Material Judgment or Order. There shall not be on the Closing Date any Order or Law restraining, enjoining, or prohibiting the consummation of the Contemplated Transactions.

                 11.3 HSR Act. The waiting period specified in the HSR Act, including any accelerations or extensions thereof, shall have expired or been terminated.

                 11.4 Payment of Purchase Price and Debt Repayment Amount. The Buyer shall have paid the Purchase Price to the Seller pursuant to Section
1.3 and the Buyer shall have paid on behalf of the Company, or caused the Company to have paid, the Debt Repayment Amount to Thorn Finance (or its designee) in each case in cash by wire transfer of immediately available funds on the Closing Date.

                 11.5 Thorn Shareholder Approval. The passing at a General Meeting of Thorn of a resolution to approve the Contemplated Transactions.

                 11.6 Termination of Letters of Credit and Guaranties. The Buyer shall have arranged for replacement letters of credit, guaranties and bonds or other credit support to replace the letters of credit and guaranties described in Sections 6.21, 6.22 and 6.23, respectively. The letters of credit and guaranties described in Sections 6.21, 6.22 and 6.23, respectively, shall have been terminated.

                 11.7 Opinion of Counsel. The Seller shall have received an opinion, dated the Closing Date, from Winstead Sechrest & Minick, P.C., counsel to the Buyer, in form and substance reasonably satisfactory to the Seller.

                 11.8 Certified Resolutions. The Buyer shall have delivered to the Seller, a true, correct and complete copy of the resolutions, which shall be in full force and effect, adopted by the Board of Directors of the Buyer, authorizing and approving this Agreement and the Contemplated Transactions certified as of the Closing Date by the Buyer's secretary or assistant secretary.

                                   ARTICLE 12

                                 MISCELLANEOUS

                 12.1     Certain Definitions.

                          12.1.1  As used in this Agreement, the following
terms have the following meanings unless the context otherwise requires:

                              (a)  "AFFILIATE" means, with respect to any
Person, any Person controlling, controlled by, or under common control with, such other Person at the time at which the determination of affiliation is being made. The term "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

                              (b)  "BUSINESS DAY" means any day other than a
Saturday, Sunday or a day on which banks in New York City or London, England are authorized or obligated by Law to close.

                              (c)  "BUSINESS" means the businesses and
operations of the Company and its Subsidiaries as of the date hereof, other than the New Zealand Operations.

                              (d)  "CAPITAL STOCK" means any and all shares,
interests, participations or other equivalents of or interests in (however designated) corporate stock, partnership interests or limited liability company interests, including, without limitation, shares of preferred stock.

                              (e)  "CLOSING DATE EMPLOYEES" means (x) all
active employees of the Company and its Subsidiaries as of the Closing Date (immediately prior to the consummation of the Contemplated Transactions) and (y) upon their return to active employment, any employees of the Company or any of its Subsidiaries who are, as of the Closing Date (immediately prior to the consummation of the Contemplated Transactions), on disability, medical leave or other authorized leave that are set forth on Schedule 12.1.1(e).

                              (f)  "CONTRACTS AND OTHER AGREEMENTS" means any
written contract, indenture, note, bond, instrument, lease, mortgage, license, commitment or other binding agreement.

                              (g)  "DESIGNATED TERM" means, with respect to
each Franchise Agreement, (i) the territory in which the Company or any of its Subsidiaries is restricted from operating Stores, (ii) obligations, including, without limitation, with respect to Intellectual Property, of the Company or its Subsidiaries upon termination thereof, (iii) any guarantee by the Company or any of its Subsidiaries of any obligation of the franchisee and (iv) any express right of the franchisee thereunder to a remedy of specific performance.

                              (h)  "DEVELOPMENT AGREEMENT" means any development
agreement to which the Company or any of its Subsidiaries is a party.

                              (i)  "ESCROW AMOUNT" means $40,000,000 minus the
sum of (I) $30,000,000, if on or before the Closing Date, (i) the Seller or any of its Affiliates has received a favorable ruling from the IRS with respect to the ruling request submitted on behalf of the Company on April 16, 1998 (the "FAVORABLE RULING") and (ii) with respect to the litigation described in item No. 1 on Schedule 6.17, the Seller shall have delivered to the Buyer on or prior to the Closing Date a certificate executed by the Seller certifying that (a) a judgment in respect of such litigation has been satisfied and discharged or (b) a settlement with respect to such litigation has been approved by a court of competent jurisdiction and the amount required to be paid under such settlement has been paid in full and (II) $10,000,000, if on or before the Closing Date, the Company has received the Favorable Ruling and, with respect to the litigations described in item Nos. 2, 3 and 4 on Schedule 6.17, the Seller shall have delivered to the Buyer on or prior to the Closing Date a certificate executed by the Seller certifying that (a) a judgment in respect of such litigation has been satisfied and discharged or (b) a settlement with respect to such litigation has been approved by a court of competent jurisdiction and the amount required to be paid under such settlement has been paid in full.

                              (j)  "DISTRIBUTION CENTERS" means the
Distribution Centers of the Company and its Subsidiaries listed on Schedule 12.1.1(j).

                              (k)  "EVENT OF FORCE MAJEURE" means Thorn's
inability to dispatch the circular referred to in Section 6.13(c) to its shareholders within 21 days after the date hereof as a direct result of an event that is unforeseeable and of which the occurrence and consequences cannot be prevented or avoided, such as earthquake, typhoon, flood, fire and other natural disasters, war, insurrection and similar military actions, civil unrest and strikes, slowdowns, and other labor actions, embargos, injunctions or other restraints and actions of governments, delays of carriers or failure of power or other utilities.

                              (l)  "FRANCHISE AGREEMENT" means any franchise
agreement to which the Company or any of its Subsidiaries is a party (other than those agreements where the other party thereto is either the Company or any of its Subsidiaries).

                              (m)  "FRANCHISE AND DEVELOPMENT AGREEMENT" means
any franchise and development agreement to which the Company or any of its Subsidiaries is a party or by or to which the Company, any of its Subsidiaries or any of their respective assets or properties is bound or subject.

                              (n)  "GAAP" means generally accepted accounting
principles in the United States of America then in effect, consistently applied.

                              (o)  "GENERAL CLAIM" means any claim (other than
a Tax Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation and warranty of the Seller set forth in this Agreement.

                              (p)  "GOVERNMENTAL ENTITY" means any government
or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision thereof, or any federal or state court, arbitrator or other tribunal.

                              (q)  "KNOWLEDGE," means the actual knowledge of
those persons set forth on Schedule 12.1.1(q) hereto after reasonable inquiry and investigation.

                              (r)  "LAW" means any law, statute, code,
ordinance, regulation or other requirement of any Governmental Entity.

                              (s)  "LIENS" means any liens, claims, charges,
encumbrances or security interests.

                              (t)  "MATERIAL ADVERSE EFFECT" means (a) a
material adverse effect on the consummation of the Contemplated Transactions and
(b) with respect to any Person, a material adverse effect on the business, assets, properties, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, but shall exclude, as applicable, (i) any change or development resulting from events adversely affecting the rent-to-own industry generally, (ii) any change in Law applicable to the Business as presently conducted and (iii) any change in the general economy. For purposes of
Section 10.1 only, the occurrence of any of the following events shall not be deemed to constitute a Material Adverse Effect on the Company: (i) after the date hereof, the filing with any Governmental Entity, or the threat thereof, of any Claim by any Person containing allegations against the Company or any of its

Subsidiaries similar or analogous to the allegations raised in any of the Claims listed on Schedules 6.17 and 8.2 (other than item no. 3 thereon); (ii) the entry of any interlocutory or final Order in any Claim listed on Schedules
6.17 and 8.2 (other than item no. 3 thereon), which is subject to an appeal; or
(iii) any other condition, event or occurrence regarding any Claim listed on Schedules 6.17 and 8.2 (other than item no. 3 thereon).

                              (u)  "ORDER" means any order, judgment,
injunction, award, decree or writ of any Governmental Entity.

                              (v)  "PERSON" shall mean and include an
individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                              (w)  "RENTAL PURCHASE AGREEMENTS" means the
Company and its Subsidiaries' customer lease contracts, including any rent-to-own, lease-purchase and rent-to-rent contracts relating to the Business conducted at the Stores.

                              (x)  "STORE" means an individual retail outlet
where the Company and its Subsidiaries operate their retail rent-to-own or rent-to-rent operations.

                              (y)  "SUBSIDIARY," with respect to any Person,
shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such person.

                              (z)  "TAX CLAIM" means any claim based upon,
arising out of or otherwise in respect of any inaccuracy in or any breach of the representation and warranty of the Seller contained in Section 4.11 and any claim arising under Section 8.1(iii), (iv) or (v).

                              (aa) "TAXES" means any federal, state, local,
foreign or other net income, gross income, property, sales, use, license, franchise, employment, payroll, withholding, transfer, stamp or other tax, custom, duty or other governmental charge, together with any interest, penalty or addition to tax with respect thereto.

                              (bb) "TAX RETURN" means any return, report,
statement, form or other information required to be filed with respect to any Tax.

                              (cc) "TEMINAH-THORN AMERICAS AGREEMENT" means the
TEMINAH-Thorn Americas Tax Sharing and Indemnification Agreement entered into on July 17, 1996 among THORN EMI plc, Thorn, Thorn EMI North America Holdings, Inc., and Thorn Americas, Inc. (and its subsidiaries).

                              (dd) "TENA-REMCO AGREEMENT" means the TENA-Remco
Tax Sharing and Indemnification Agreement entered into on July 17, 1996 among THORN EMI plc, Thorn, Thorn EMI North America, Inc., and Remco America, Inc. (and its subsidiaries).

                              (ee) "THORN SHAREHOLDER CONDITION" means the
condition to Closing set forth in Sections 10.9 and 11.5.

                              (ff) "WICHITA HEADQUARTERS" means the Company's
headquarters located at 8200 East Thorn Drive, Wichita, Kansas.

              12.1.2

                                  Term                              Section
                                  ----                              -------
          Accounting Firm . . . . . . . . . . . . . . . . . .       6.16(d)
          Acquisition Proposal                                      6.25(c)
          Actual Amount . . . . . . . . . . . . . . . . . . .       6.16(d)
          Adjustment Payment Date . . . . . . . . . . . . . .        1.4(f)
          Agreement . . . . . . . . . . . . . . . . . . . . .       Preamble
          Asserted Liability  . . . . . . . . . . . . . . . .        8.3(a)
          Audited Closing Balance Sheet . . . . . . . . . . .        1.4(b)
          Audited Financial Statements  . . . . . . . . . . .         4.5
          Balance Sheet . . . . . . . . . . . . . . . . . . .         4.5
          Balance Sheet Date  . . . . . . . . . . . . . . . .         4.5
          Basket Amount . . . . . . . . . . . . . . . . . . .        8.4(a)
          Benefit Plan  . . . . . . . . . . . . . . . . . . .       4.14(a)
          Break-Up Expenses . . . . . . . . . . . . . . . . .        9.3(b)
          Break-Up Fee  . . . . . . . . . . . . . . . . . . .        9.3(c)
          Broker  . . . . . . . . . . . . . . . . . . . . . .         4.18
          Buyer . . . . . . . . . . . . . . . . . . . . . . .       Preamble
          Buyer Indemnified Parties . . . . . . . . . . . . .         8.2
          Buyer Representatives . . . . . . . . . . . . . . .         6.2
          Calculation Date  . . . . . . . . . . . . . . . . .        1.4(b)
          Cap Amount  . . . . . . . . . . . . . . . . . . . .        8.4(b)
          Claim . . . . . . . . . . . . . . . . . . . . . . .         4.9
          Claims Notice . . . . . . . . . . . . . . . . . . .         8.3
          Closing . . . . . . . . . . . . . . . . . . . . . .         2.1
          Closing Adjusted Net Worth  . . . . . . . . . . . .        1.4(b)
          Closing Adjusted Net Worth Schedule . . . . . . . .        1.4(b)
          Closing Date  . . . . . . . . . . . . . . . . . . .         2.1
          Closing Date Number . . . . . . . . . . . . . . . .         2.1
          Code  . . . . . . . . . . . . . . . . . . . . . . .       4.14(a)

                                  Term                              Section
                                  ----                              -------
          Commitment Letters  . . . . . . . . . . . . . . . .         5.6
          Common Stock  . . . . . . . . . . . . . . . . . . .       Preamble
          Company . . . . . . . . . . . . . . . . . . . . . .       Preamble
          Company Consents  . . . . . . . . . . . . . . . . .         4.4
          Competition Laws  . . . . . . . . . . . . . . . . .       6.13(b)
          Confidentiality Agreement . . . . . . . . . . . . .         6.2
          Contemplated Transactions . . . . . . . . . . . . .         3.3
          CPA-Determined Differences  . . . . . . . . . . . .        1.4(e)
          CPA Firm  . . . . . . . . . . . . . . . . . . . . .        1.4(e)
          CSFB  . . . . . . . . . . . . . . . . . . . . . . .         4.18
          Debt Repayment Amount . . . . . . . . . . . . . . .         1.2
          Designated Date . . . . . . . . . . . . . . . . . .         2.1
          Differences . . . . . . . . . . . . . . . . . . . .        1.4(e)
          Disagreement Notice . . . . . . . . . . . . . . . .        1.4(c)
          Employee  . . . . . . . . . . . . . . . . . . . . .       4.14(a)
          Employee Payments . . . . . . . . . . . . . . . . .         6.16
          Encumbrances  . . . . . . . . . . . . . . . . . . .         4.6
          Environmental Laws  . . . . . . . . . . . . . . . .         4.12
          ERISA . . . . . . . . . . . . . . . . . . . . . . .         4.14
          ERISA Affiliate . . . . . . . . . . . . . . . . . .       4.14(a)
          Escrow Agent  . . . . . . . . . . . . . . . . . . .        1.3(b)
          Escrow Agreement  . . . . . . . . . . . . . . . . .        10.13
          Estimated Amount  . . . . . . . . . . . . . . . . .       6.16(d)
          HSR Act . . . . . . . . . . . . . . . . . . . . . .         3.3
          Incentive Plans . . . . . . . . . . . . . . . . . .       6.16(a)
          Indemnified Litigation  . . . . . . . . . . . . . .       6.17(a)
          Indemnified Litigation Losses . . . . . . . . . . .       6.17(a)
          Indemnified Parties . . . . . . . . . . . . . . . .         8.2
          Indemnifying Party  . . . . . . . . . . . . . . . .        8.3(a)

                                  Term                              Section
                                  ----                              -------
          Intellectual Property . . . . . . . . . . . . . . .         4.17
          IRS . . . . . . . . . . . . . . . . . . . . . . . .       4.14(a)
          Leased Real Property  . . . . . . . . . . . . . . .        4.6(b)
          Losses  . . . . . . . . . . . . . . . . . . . . . .         8.1
          Net Worth . . . . . . . . . . . . . . . . . . . . .        1.4(a)
          New Jersey Bond . . . . . . . . . . . . . . . . . .         6.23
          New Jersey Guarantee  . . . . . . . . . . . . . . .         6.23
          New Zealand Operations  . . . . . . . . . . . . . .         6.9
          Notice Period . . . . . . . . . . . . . . . . . . .        8.3(b)
          Owned Real Property . . . . . . . . . . . . . . . .        4.6(a)
          PBGC  . . . . . . . . . . . . . . . . . . . . . . .       4.14(a)
          Permits . . . . . . . . . . . . . . . . . . . . . .         4.8
          Permitted Encumbrances  . . . . . . . . . . . . . .        4.6(a)
          Preliminary Closing Balance Sheet . . . . . . . . .        1.4(b)
          Purchase Price  . . . . . . . . . . . . . . . . . .         1.3
          Real Property . . . . . . . . . . . . . . . . . . .        4.6(c)
          Real Property Leases  . . . . . . . . . . . . . . .        4.6(b)
          Representatives . . . . . . . . . . . . . . . . . .       6.18(a)
          Resolved Objections . . . . . . . . . . . . . . . .        1.4(d)
          Seller  . . . . . . . . . . . . . . . . . . . . . .       Preamble
          Seller Consents . . . . . . . . . . . . . . . . . .         3.3
          Seller Indemnified Parties  . . . . . . . . . . . .         8.1
          Seller Non-Public Information . . . . . . . . . . .       6.18(b)
          Service Agent . . . . . . . . . . . . . . . . . . .         12.2
          Shares  . . . . . . . . . . . . . . . . . . . . . .       Preamble
          Tax Benefit . . . . . . . . . . . . . . . . . . . .       6.16(d)
          Tax Liability . . . . . . . . . . . . . . . . . . .       6.16(d)
          Third Party . . . . . . . . . . . . . . . . . . . .       6.25(a)
          Third Party Asserted Liabilities  . . . . . . . . .        8.3(a)

                                  Term                              Section
                                  ----                              -------
          Thorn . . . . . . . . . . . . . . . . . . . . . . .       Preamble
          Thorn Finance . . . . . . . . . . . . . . . . . . .         1.2
          Thorn Non-Public Information  . . . . . . . . . . .       6.18(a)
          Thorn Note  . . . . . . . . . . . . . . . . . . . .         1.2
          Trigger Date  . . . . . . . . . . . . . . . . . . .       6.27(a)

                 12.2 Consent to Jurisdiction and Service of Process. Any Claim arising out of or relating to this Agreement or the Contemplated Transactions may be instituted in any Federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, any Claim that it is not subject personally to the jurisdiction of such court, that the Claim is brought in an inconvenient forum, that the venue of the Claim is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such Claim. Each party hereby appoints NCR-National Research, Ltd. (the "SERVICE AGENT"), at the Service Agent's offices at 225 West 34th Street, Suite 2110, New York, NY 10122-0032 or its office at such other address in New York, New York, as it hereafter furnishes to the other parties, as such party's authorized agent to accept and acknowledge on such party's behalf service of any and all process that may be served in any such Claim. Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided or by personal service on the Service Agent with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

                 12.3 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                 12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)     if to the Buyer, to:

                      Renters Choice, Inc.
                      13800 Montfort Drive
                      Suite 300
                      Dallas, Texas  75240
                      Attention:  J. Ernest Talley, Chief Executive Officer
                      Telecopier:  (214) 385-1625

                      with a copy to:

                      Winstead Sechrest & Minick P.C.
                      5400 Renaissance Tower
                      1201 Elm Street
                      Dallas, Texas  75270-2199
                      Attention:  Thomas W. Hughes
                      Telecopier:  (214) 745-5390

              (b)     if to the Seller, to:

                      Thorn International BV
                      "Rivierstaete" Building
                      Amsteldijk 166
                      1079 LH Amsterdam
                      The Netherlands
                      Attention: Managing Director
                      Telecopier: 011-3120-404-1881

                      with copies to:

                      Thorn plc
                      Thorn House
                      124 Bridge Road
                      Chertsey, Surrey KT16 8L2
                      United Kingdom
                      Attention:   Company Secretary
                      Telecopier:  011-44-193-257-3729
                       and

                       Paul, Weiss, Rifkind, Wharton & Garrison
                       1285 Avenue of the Americas
                       New York, New York 10019-6064
                       Attention:    Peter L. Felcher
                                     Valerie E. Radwaner
                       Telecopier:  (212) 757-3990

                 12.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, the Buyer may assign its rights and/or obligations hereunder (i) to a wholly-owned direct or indirect Subsidiary of the Buyer without the Seller's or Thorn's consent if the Buyer irrevocably and unconditionally guarantees the performance of all of the assignee's obligations under this Agreement and (ii) to any lenders or agents thereof to the Buyer as security for obligations to such lenders or agents thereof pursuant to the financing agreements referred to in the Commitment Letters pursuant to documentation in form and substance reasonably satisfactory to the Seller.

                 12.6 Governing Law. This Agreement shall be governed by the laws of the State of New York, applicable to agreements made and to be performed entirely within such State without regard to conflict of law principles; provided, however, that the fiduciary and other obligations of the directors of Thorn set forth in this Agreement shall be governed by and interpreted solely in accordance with the laws of England.

                 12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 12.8 Headings; Disclosure. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The disclosure of any item on any Schedule to this Agreement or in any other Section of this Agreement shall constitute disclosure of such item in respect of all Sections of this Agreement to which it is relevant. The inclusion of any item in any Schedule to this Agreement shall not be deemed nor construed as an admission or concession that such item is material or would have a Material Adverse Effect on the Company or the Seller.

                 12.9 Entire Agreement. This Agreement (including the Schedules, exhibits, documents or instruments referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

                 12.10 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

                 12.11 Interpretation. The parties acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

                 12.12    Severability of Provisions.

                          (a)     If any provision or any portion of any
provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

                          (b)     If the application of any provision or any
portion of any provision of this Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

                 12.13 No Third Party Beneficiaries. This Agreement is not intended to, and does not, create any rights or benefits of any Person other than the parties hereto except the Indemnified Parties.

                 12.14 Withholding. Any payments made hereunder that are subject to withholding tax shall be made net of such withheld amounts.

                 IN WITNESS WHEREOF, the Buyer and Seller have caused this Agreement to be duly executed as of the date first above written.



                                        Buyer:



                                        RENTERS CHOICE, INC.





                                        By
                                          ----------------------------------
                                          Name:
                                          Title:





                                        Seller:



                                        THORN INTERNATIONAL BV





                                        By
                                          ----------------------------------
                                          Name:
                                          Title:





                                        THORN plc





                                        By
                                          ----------------------------------
                                          Name:
                                          Title: